UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
THE SECURITIES EXCHANGE ACT OF 1934

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Royal Caribbean Cruises Ltd.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ROYAL CARIBBEAN CRUISES LTD.
1050 Caribbean Way
Miami, Florida 33132

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 27, 2009

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
SHAREHOLDERS MEETING TO BE HELD ON MAY 27, 2009

This Notice, the Proxy Statement, the Annual Report
and all other proxy materials are available at www.rclinvestor.com

To the Shareholders of
ROYAL CARIBBEAN CRUISES LTD.

Notice is hereby given that the Annual Meeting of Shareholders of Royal Caribbean Cruises Ltd. (the “Company”) will be held at 9:00 A.M. on Wednesday, May 27, 2009 at the Hyatt Regency, 400 S.E. 2nd Avenue, Miami, Florida.

The Annual Meeting will be held for the following purposes:

1.	To elect three directors to the Company’s Board of Directors;

2.	To give the Board discretion to delist the Company’s common stock from the Oslo Stock Exchange;

3.	To ratify the selection of the Company’s independent registered certified public accounting firm;

4.	To vote on a shareholder proposal in the accompanying proxy statement; and

5.	To transact such other business as may properly come before the meeting and any adjournment thereof.

The Board of Directors has fixed the close of business on March 30, 2009 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting or any adjournment thereof.

New U.S. Securities and Exchange Commission rules allow us to deliver proxy materials over the Internet. Under these rules, we are sending our shareholders a notice regarding the Internet availability of proxy materials instead of a full set of proxy materials, unless they previously requested to receive printed copies. If you receive such notice, you will not receive printed copies of the proxy materials unless you specifically request them. Instead, this notice informs you how to access and review on the Internet all of the important information contained in the proxy materials and how to submit your proxy card over the Internet. All of the Company’s shareholders are urged to follow the instructions in the notice and submit their proxy promptly.

Notice and electronic availability of this proxy statement and accompanying proxy card are being made available on or about April   , 2009.

All shareholders are cordially invited to attend the meeting in person. Whether or not you expect to attend in person, the Company requests that you promptly complete and submit the proxy card.

Bradley H. Stein,
Secretary

April   , 2009

ROYAL CARIBBEAN CRUISES LTD.
1050 Caribbean Way
Miami, Florida 33132

PROXY STATEMENT
FOR ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 27, 2009

GENERAL INFORMATION

This proxy statement is being furnished to you in connection with the solicitation of proxies by the Board of Directors of Royal Caribbean Cruises Ltd. (the “Board”) to be used at the 2009 Annual Meeting of Shareholders to be held on May 27, 2009, and any adjournments or postponements thereof. References in this proxy statement to “we,” “us,” “our,” “Company” and “Royal Caribbean” refer to Royal Caribbean Cruises Ltd.

Who May Vote

Holders of the Company’s common stock, par value $.01 per share, as reflected in our records at the close of business on March 30, 2009 (the record date), may vote at the Annual Meeting of Shareholders to be held on May 27, 2009, and any adjournment or postponement thereof.

As of March 30, 2009, the Company had            issued and outstanding shares of common stock. Each issued and outstanding share is entitled to one vote.

How to Vote

You may vote in person at the meeting or by proxy. You may vote by proxy on the Internet, by telephone or by signing, dating and mailing your proxy card. Detailed instructions for Internet and telephone voting are set forth on the proxy card and the notice regarding the Internet availability of proxy materials. We recommend that you vote by proxy even if you plan to attend the meeting. You can always change your vote at the meeting. If your shares are held for you in a brokerage, bank or other institutional account, you must obtain a proxy from that entity and bring it with you to hand in with your ballot in order to be able to vote your shares at the meeting.

How Proxies Work

All properly executed proxies will be voted in accordance with the instructions contained thereon, and if no choice is specified, the proxies will be voted: for the election of the directors named elsewhere in this proxy statement, to give the Board discretion to delist the Company’s common stock from the Oslo Stock Exchange, for the ratification of the selection of the independent registered certified public accounting firm and against the shareholder proposal. Abstentions are counted as present in determining the existence of a quorum but will not have the effect of votes in opposition to the election of a director or a “no” vote on proposals 2 or 3 or the shareholder proposal. Under New York Stock Exchange (“NYSE”) rules, if your broker holds your shares in its name, your broker is permitted to vote your shares on proposals 1, 2 and 3 even if it does not receive voting instructions from you, but it cannot vote on the shareholder proposal without your instructions.

Matters to be Presented

We are not aware of any matters to be presented for a vote at the Annual Meeting of Shareholders other than those described in this proxy statement. If any matters not described in this proxy statement are properly presented at the meeting, the proxies will use their own judgment to determine how to vote your shares. If the meeting is postponed or adjourned, the proxies will vote your shares on the new meeting date in accordance with your previous instructions, unless you have revoked your proxy.

Vote Necessary to Approve Proposals

A majority of the votes represented by the shares of common stock present at the meeting in person or by proxy is required for approval of proposals 1 and 3. Votes represented by two-thirds of the shares of common stock outstanding are required for approval of proposal 2 and the shareholder proposal.

Revoking a Proxy

Any proxy may be revoked by a shareholder at any time before it is exercised by giving written notice to that effect to the Corporate Secretary of the Company or by signing and submitting a later-dated proxy, unless the proxy submitted is entitled “irrevocable proxy.” Shareholders who attend the Annual Meeting may revoke any proxy previously granted and vote in person.

CORPORATE GOVERNANCE

We have adopted corporate governance principles which, along with board committee charters, provide the framework for the governance of the Company. The corporate governance principles address such matters as director qualifications, director independence, director compensation, board committees and committee evaluations. We believe that the corporate governance principles comply with the corporate governance rules adopted by the NYSE. A copy of the corporate governance principles of the Company is posted in the corporate governance section on the Company website at www.rclinvestor.com and is available in print to shareholders upon written request to the Corporate Secretary, Royal Caribbean Cruises Ltd., 1050 Caribbean Way, Miami, Florida 33132.

Board of Directors and Committees

The Board has established an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and an Environmental, Safety and Security Committee. The functions of each of these committees are described below. Each committee has adopted a charter and a copy of each committee charter is posted in the corporate governance section on the Company website at www.rclinvestor.com and is available in print to shareholders upon written request to the Corporate Secretary, Royal Caribbean Cruises Ltd., 1050 Caribbean Way, Miami, Florida 33132.

Board of Directors	The Company is governed by the Board and various committees of the Board that meet throughout the year. The Board consists of eleven members. During 2008, there were five meetings of the Board, and a total of 23 committee meetings. Each of the Board members attended at least 75% of an aggregate of all meetings of the Board and of any committees on which he or she served. The corporate governance principles provide that, in addition to regularly scheduled Board meetings, non-management directors will hold two regularly scheduled meetings a year and the independent directors will hold two regularly scheduled meetings a year. The Chairman of the Nominating and Corporate Governance Committee of the Board presides at such meetings. In 2008, there were two meetings of non-management directors and two meetings of independent directors.

While the Company does not have a formal policy regarding Board member attendance at the annual shareholders meeting, two of our Board members did attend our annual shareholders meeting last year.

Committees of the Board	The Board has four committees. The following is a description of the current membership, number of meetings held during 2008 and the responsibilities of each committee.

Audit Committee	The members of the Audit Committee are William L. Kimsey (Chair and Financial Expert), Gert W. Munthe and Bernt Reitan. Each member of the Audit Committee is independent as defined under NYSE rules. See “Director Independence.”

The Audit Committee met nine times in 2008.

The Audit Committee is responsible for the oversight of:

• the integrity of the financial statements of the Company;

• the qualifications and independence of the Company’s independent registered certified public accounting firm;

• the performance of the Company’s internal audit function and independent registered certified public accounting firm; and

• the compliance by the Company with the legal and regulatory requirements in connection with the foregoing.

In furtherance of its purpose, the Audit Committee regularly reviews and discusses with management and the independent registered certified public accounting firm the annual audited and quarterly financial statements of the Company. The Audit Committee is also responsible for preparing the Audit Committee report required by the rules of the U.S. Securities and Exchange Commission (“SEC”), which is included in this proxy statement under the heading “Report of the Audit Committee.”

The Board has concluded that Mr. Kimsey qualifies as an “audit committee financial expert” as defined under SEC rules.

Compensation Committee	The members of the Compensation Committee are Bernt Reitan (Chair), Bernard W. Aronson, Laura D.B. Laviada and Gert W. Munthe. Each member of the Compensation Committee is independent as defined under NYSE rules.

The Compensation Committee met four times in 2008.

The Compensation Committee has overall responsibility for evaluating, approving and modifying the executive compensation plans, policies and programs of the Company. Among other responsibilities, the Compensation Committee annually reviews and approves corporate goals and objectives relevant to the compensation of the Chairman and Chief Executive Officer of the Company and sets compensation levels based on this evaluation. The Compensation Committee also annually reviews and sets the compensation levels of all senior executives of the Company. The Compensation Committee periodically reviews and makes recommendations to the Board with respect to the compensation of all directors of the Company. The Compensation Committee may, in its sole discretion, delegate its authority to one or more subcommittees.

The Compensation Committee engages Watson Wyatt Worldwide (the “Consultant”), an executive compensation consulting firm, to assist with constructing the Company’s market comparison group, analyzing the levels of each form of compensation for the Company’s senior executives and providing recommendations on their compensation. The Consultant has direct access to the Compensation Committee’s members and provides them with direct advice regarding matters on which the Company’s senior management does not have input. The Consultant also regularly confers with the Company’s senior management and human resources department to collect, analyze and present data requested by the Compensation Committee. Any other projects performed by the Consultant for the Company require the approval of the Compensation Committee. In 2008, there were no such other projects.

The Compensation Committee is responsible for preparing the Compensation Committee Report, reviewing and discussing the Compensation Discussion and Analysis with management and recommending to the Board of Directors the inclusion of the Compensation Discussion and Analysis in the proxy statement as required by the rules of the SEC.

Compensation Committee Interlocks and Insider Participation

During the fiscal year 2008, none of the members of the Compensation Committee (a) was an officer or employee of the Company, (b) was a former officer of the Company or (c) had any related person relationship requiring disclosure by the Company under SEC rules. No executive officer of the Company serves as a member of the board of directors of any other company, of whose executive officers or directors served as a director of the Company.

Nominating and Corporate Governance Committee	The members of the Nominating and Corporate Governance Committee are Thomas J. Pritzker (Chair), Eyal M. Ofer and Arne Alexander Wilhelmsen. Each member of the Nominating and Corporate Governance Committee is independent as defined under NYSE rules.

The Nominating and Corporate Governance Committee met six times in 2008. The Nominating and Corporate Governance Committee assists the Board by identifying qualified individuals for nomination as members of the Board and of Board committees, recommending to the Board corporate governance guidelines, reviewing and making recommendations to the Board concerning Board committee structure, operations and board reporting, and evaluating board and management performance.

The Company has engaged in the past and may engage in the future third parties to identify or assist in identifying potential director nominees.

The Nominating and Corporate Governance Committee does not have a formal policy on the consideration of director candidates recommended by shareholders because the Nominating and Corporate Governance Committee to date has not felt it necessary to adopt such a policy. Nonetheless, the Company has adopted procedures by which shareholders may communicate to the Board recommendations for director candidates. These procedures are set forth below under “Proposals of Shareholders for Next Year.”

In assessing candidates, the Nominating and Corporate Governance Committee considers the personal and professional ethics, integrity and values of the candidate and his or her ability to represent the long-term interests of the shareholders. The Nominating and Corporate Governance Committee also considers the candidate’s experience in business and other areas that may be relevant to the activities of the Company, the applicable independence requirements and the current composition of the Board. Although the Shareholders’ Agreement between the two principal shareholders of the Company limits the ability of the Nominating and Corporate Governance Committee to identify all candidates, the Nominating and Corporate Governance Committee is nonetheless committed to ensuring that all candidates satisfy the foregoing qualifications. For a description of the Shareholders’ Agreement, see “Shareholders’ Agreement” below.

Environmental, Safety and Security Committee	The members of the Environmental, Safety and Security Committee are William K. Reilly (Chair), Morten Arntzen and Eyal M. Ofer. A majority of the members of the Environmental, Safety and Security Committee are independent as defined under NYSE rules.

The Environmental, Safety and Security Committee met four times in 2008.

The Environmental, Safety and Security Committee assists the Board in its oversight of the Company’s management concerning the implementation and monitoring of the Company’s environmental, safety and security programs and policies. As part of its responsibilities, the Environmental, Safety and Security Committee monitors the Company’s overall environmental compliance on board its cruise ships and reviews safety and security programs and policies on board its cruise ships.

Director Independence

The Company’s corporate governance principles contain guidelines established by the Board to assist it in determining director independence as defined by the listing standards of the NYSE. The Company’s corporate governance principles state that a majority of the Company’s directors shall be independent directors under NYSE rules. The Board believes that directors who do not meet the NYSE’s independence standards also make valuable contributions to the Board and to the Company by reason of their experience and wisdom, and the Board expects that some minority of its Board will not meet the NYSE’s independence standards.

To be considered independent under the NYSE rules, the Board must determine that a director does not have any direct or indirect material relationship with the Company or any of its subsidiaries (collectively, the “Royal Caribbean Group”). The Board has established the following guidelines to assist it in determining director independence in accordance with those rules:

•	A director will not be independent if, (i) the director is, or has been within the preceding three years, an employee of the Royal Caribbean Group, or an immediate family member is, or has been within the preceding three years, an executive officer of the Royal Caribbean Group, other than in each instance as interim Chairman, interim Chief Executive Officer (“CEO”) or other interim executive officer; (ii) the director or an immediate family member has received during any twelve-month period within the preceding three years more than $120,000 in direct compensation from the Royal Caribbean Group other than (A) director and committee fees, (B) pension and other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), (C) compensation for former services as an interim Chairman, interim CEO or other interim executive officer or (D) compensation to an immediate family member for service as a non-executive employee of the Royal Caribbean Group; (iii) the director is a current partner or employee of Royal Caribbean’s internal or external auditor (in either case, the “Auditor”) or has an immediate family member who is either (A) a current partner of the Auditor or

(B) a current employee who personally works on Royal Caribbean’s audit; (iv) the director or an immediate family member was within the last three years a partner or employee of the Auditor and personally worked on Royal Caribbean’s audit within that time; (v) the director or an immediate family member is, or has been within the preceding three years, employed as an executive officer of another company where any of Royal Caribbean’s current executive officers at the same time serves or served on the compensation committee of that other company; or (vi) the director is an employee of another company that does business with the Royal Caribbean Group, or the director has an immediate family member that is an executive officer of another company that does business with the Royal Caribbean Group and, in either case, the annual payments to, or payments from, the Royal Caribbean Group within any of the three most recently completed fiscal years exceed two percent or $1,000,000 (whichever is greater) of the annual consolidated gross revenues of the other company.

•	The following commercial relationships will not be considered to be material relationships that would impair a director’s independence: (i) if a Company director is an executive officer or employee of another company that does business with the Royal Caribbean Group and the annual payments to, or payments from, the Royal Caribbean Group are less than two percent or $1,000,000 (whichever is greater) of the annual consolidated revenues of the company he or she serves as an employee; (ii) if a Company director is an employee of another company which is indebted to the Royal Caribbean Group, or to which the Royal Caribbean Group is indebted, and the total amount of indebtedness to the other is less than two percent or $1,000,000 (whichever is greater) of the total consolidated assets of the company he or she serves as an employee; and (iii) if an immediate family member of a director is an executive officer of another company that does business with the Royal Caribbean Group, and the annual payments to, or payments from, the Royal Caribbean Group, are less than two percent or $1,000,000 (whichever is greater) of the annual consolidated revenues of the company the immediate family member serves as an executive officer;

Each director must regularly disclose to the Board whether his or her relationships satisfy these independence tests. Based on these disclosures and other information available to it, the Board has determined that each of the directors is independent with the exception of Messrs. Fain and Reilly. Mr. Fain is not considered independent as a result of his position as Chief Executive Officer of the Company. Mr. Reilly is not considered independent due to his consulting arrangement with the Company, which is described on page 13 under “Consulting Arrangement with William K. Reilly.” In determining that Messrs. Aronson and Kimsey are independent, the Board considered that each individual is a non-management director of a company with which we do business. In determining that Mr. Wilhelmsen is independent, the Board considered that he is President and Chief Executive Officer of a company that in 2008 provided us with crew manning services in the ordinary course of business of approximately $25,000. In determining that Mr. Pritzker is independent, the Board considered that he is Chairman of a company that in 2008 provided hotel accommodations to our guests in the ordinary course of business of approximately $653,690.

Code of Ethics

The Board has adopted a Code of Business Conduct and Ethics that applies to all employees of the Company, including its executive officers, and our directors. A copy of the Code of Business Conduct and Ethics is posted in the corporate governance section on the Company website at www.rclinvestor.com and is available in print, without charge, to shareholders upon written request to Corporate Secretary, Royal Caribbean Cruises Ltd., 1050 Caribbean Way, Miami, Florida 33132. Any amendments to the code or any waivers from any provisions of the code granted to executive officers or directors will be promptly disclosed to investors by posting on the Company website at www.rclinvestor.com.

Contacting Members of the Board of Directors

Interested parties who wish to communicate with non-management members of the Board can address their communications to the attention of the Corporate Secretary of the Company at its principal address or via email to corporatesecretary@rccl.com. The Corporate Secretary will maintain a record of all such communications and promptly forward to the Chairman of the Nominating and Corporate Governance Committee (the “Committee Chair”), who presides at meetings of the independent directors, those communications that the Corporate Secretary believes require immediate attention. The Corporate Secretary shall periodically provide the Committee Chair with a summary of all such communications. The Committee Chair shall notify the Board or the chairs of the relevant committees of the Board of those matters that he or she believes are appropriate for further action or discussion.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Principal Shareholders

Unless otherwise stated, this table sets forth information as of February 12, 2009 about persons we know to beneficially own more than five percent of any class of our voting common stock.

	Amount Beneficially
Name of Beneficial Owner	Owned		Percent of Ownership

A. Wilhelmsen AS	42,966,472	(1)	20.11%
Osiris Holdings Inc.	37,903,200	(2)	17.74%
Cruise Associates	33,281,900	(3)	15.58%
FMR LLC	14,456,930	(4)	6.77%
Massachusetts Financial Services Company	12,385,298	(5)	5.80%

(1)	A. Wilhelmsen AS is a Norwegian corporation, the indirect beneficial owners of which are members of the Wilhelmsen family of Norway. The address of A. Wilhelmsen AS is Beddingen 8, Aker Brygge, Vika N-0118 Oslo, Norway.

(2)	Osiris Holdings Inc. (“Osiris”) is a general partner of Cruise Associates. The shares reported in the table include 33,281,900 shares owned by Cruise Associates, 3,000,000 shares owned by Osiris and 1,621,300 shares owned by a subsidiary of Osiris. Osiris disclaims beneficial ownership of the shares beneficially owned by Cruise Associates. The address of Osiris Holdings Inc. is c/o L’Estoril, 31 Avenue Princess Grace, MC 98000 Monaco.

(3)	Cruise Associates is a Bahamian general partnership, the indirect beneficial owners of which are various trusts primarily for the benefit of certain members of the Pritzker family and a trust primarily for the benefit of certain members of the Ofer family. The address of Cruise Associates is c/o CIBC Trust Company (Bahamas) Ltd., Post Office Box N-3933, Nassau, Bahamas.

(4)	According to a Schedule 13G/A filed by FMR LLC on February 17, 2009 with the SEC, FMR LLC beneficially owns 14,456,930 shares of common stock as of December 31, 2008. The address of FMR LLC is 82 Devonshire Street, Boston, Massachusetts 02109.

(5)	According to a Schedule 13G/A filed by Massachusetts Financial Services Company on February 2, 2009 with the SEC, Massachusetts Financial Services Company beneficially owns 12,385,298 shares of common stock as of December 31, 2008. The address of Massachusetts Financial Services Company is 500 Boylston Street, Boston, Massachusetts 02116.

Security Ownership of Directors and Executive Officers

This table sets forth information as of February 12, 2009 about the amount of common stock beneficially owned by our current directors, current named executive officers listed in the “Compensation Discussion and Analysis” below, and the current directors and named executive officers as a group.

The number of shares beneficially owned by each named person or entity is determined under rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. No shares of common stock held by our directors or named executive officers have been pledged.

	Amount Beneficially		Percent of
Name of Beneficial Owner	Owned(1)		Ownership(2)

Morten Arntzen	0		*
Bernard W. Aronson	11,150		*
Gonzalo Chico Barbier	9,000		*
Richard D. Fain	1,998,782	(3)	*
Adam M. Goldstein	209,533		*
Daniel J. Hanrahan	136,283	(4)	*
William L. Kimsey	31,150		*
Harri U. Kulovaara	93,368		*
Laura D.B. Laviada	86,150		*
Gert W. Munthe	11,150		*
Eyal M. Ofer	116,150	(5)	*
Thomas J. Pritzker	319,037	(5)	*
William K. Reilly	54,000		*
Bernt Reitan	28,727		*
Brian J. Rice	102,751	(6)	*
Arne Alexander Wilhelmsen	42,977,622	(7)	20.11%
All directors and executive officers as a group	46,184,853	(3)(4)(5)(6)(7)	21.49%

(1)	With respect to each beneficial owner, shares issuable upon exercise of his or her stock options that are exercisable on or within 60 days of February 12, 2009 are deemed to be outstanding for the purpose of computing the number of shares and percentage of common stock owned. Includes the following shares of common stock for which the following persons hold stock options exercisable on or within 60 days of February 12, 2009: Mr. Aronson, 6,699; Mr. Fain, 555,895; Mr. Goldstein, 83,020; Mr. Hanrahan, 76,708; Mr. Kimsey, 26,699; Mr. Kulovaara 79,623; Ms. Laviada, 81,699; Mr. Munthe, 6,699; Mr. Ofer 86,699; Mr. Pritzker, 71,699; Mr. Reilly, 46,699; Mr. Reitan 5,370; Mr. Rice, 66,136; Mr. Wilhelmsen 6,699; and all directors and executive officers as a group, 1,200,344.

(2)	An asterisk denotes less than 1% of the outstanding common stock.

(3)	Includes 247 shares held by Mr. Fain’s daughter and 571,412 shares owned by Monument Capital Corporation as nominee for various trusts primarily for the benefit of certain members of the Fain family. Mr. Fain disclaims beneficial ownership of some or all of these shares.

(4)	Includes 5,000 shares held by Mr. Hanrahan’s son and 5,000 shares held by Mr. Hanrahan’s daughter.

(5)	Does not include 33,281,900 shares held by Cruise Associates.

(6)	Includes 10,000 shares held by Mr. Rice’s son.

(7)	Includes 42,966,472 shares held by A. Wilhelmsen AS. Mr. Wilhelmsen disclaims beneficial ownership of these shares.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes our equity plan information as of December 31, 2008.

Number of
Securities
	Number of		Weighted-		Remaining Available
	Securities to Be		Average Exercise		for Future Issuance
	Issued Upon		Price of		Under Equity
	Exercise of		Outstanding		Compensation Plans
	Outstanding		Options,		(Excluding
	Options, Warrants		Warrants and		Securities Reflected
	and Rights		Rights		in Column (a))
Plan Category	(a)		(b)		(c)

Equity compensation plans approved by security holders	7,508,893	(1)	$34.44	(2)	4,922,267	(3)
Equity compensation plans not approved by security holders	—		—		—
Total	7,508,893		$34.44		4,922,267

(1)	Includes outstanding stock options and unvested restricted stock units under the following plans: the 1990 Employee Stock Option Plan, the 1995 Incentive Stock Option Plan, the 2000 Stock Award Plan and the 2008 Equity Incentive Plan.

(2)	Only represents the weighted average exercise price of stock options outstanding.

(3)	Includes the 2000 Stock Award Plan and the 2008 Equity Incentive Plan.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires the Company’s directors, certain officers and persons who beneficially own more than ten percent of our common stock to file reports on Forms 3, 4 and 5 with the SEC. Based solely upon a review of such reports filed since the Company last made such a disclosure in its proxy statement distributed in connection with the 2008 annual meeting, all reporting persons filed on a timely basis the reports required by Section 16(a) of the Exchange Act.

Shareholders’ Agreement

A. Wilhelmsen AS and Cruise Associates are parties to a Shareholders’ Agreement dated as of February 1, 1993 as amended (the “Shareholders’ Agreement”) and, pursuant thereto, have agreed upon certain matters relative to the organization and operation of the Company and certain matters concerning their respective ownership of the Company’s voting stock. Pursuant to the Shareholders’ Agreement, Wilhelmsen and Cruise Associates have agreed to vote their shares of common stock in favor of the following individuals as directors of the Company: (i) up to four nominees of Wilhelmsen (at least one of whom must be independent); (ii) up to four nominees of Cruise Associates (at least one of whom must be independent); and (iii) one nominee who must be Richard D. Fain or such other individual who is then employed as the Company’s chief executive officer.

Of the persons nominated for election at the 2009 Annual Meeting, Wilhelmsen has nominated Morten Arntzen and Cruise Associates has nominated Bernard W. Aronson. Of the remaining directors, Wilhelmsen nominated Gert W. Munthe, Bernt Reitan and Arne Alexander Wilhelmsen and Cruise Associates nominated Laura D.B. Laviada, Eyal M. Ofer and Thomas J. Pritzker.

PROPOSAL 1: ELECTION OF DIRECTORS

Directors Standing for Election

The Board of Directors is currently divided into three classes. The current term of office of directors in Class I expires at the 2009 Annual Meeting. The Board has proposed to nominate the three nominees described below, each of whom is currently serving as a Class I director, to be elected for a new term of three years and until his or her successor is duly elected and qualified. Upon the election of the nominees named below, there will be a total of eleven directors consisting of three directors in Class I and four directors in each of Class II and Class III. The election of each of the nominees to the Board of Directors requires the approval of a majority of the votes cast at the Annual Meeting.

Each of the nominees has consented to serve as a director. If any of them become unavailable to serve as a director, the Board may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee named by the Board. The Class I directors standing for election are:

Morten Arntzen, 54, has served as a Director since September 2008. Mr. Arntzen is currently the President and Chief Executive Officer and a director of Overseas Shipholding Group, Inc., a diversified global energy transportation company. He is also Chairman of OSG America, LP, a master limited partnership listed on the New York Stock Exchange and affiliated with Overseas Shipholding Group, Inc. From 1997 to 2003, Mr. Arntzen served as the Chief Executive Officer of American Marine Advisors, Inc., a merchant banking firm specializing in the maritime industry. Prior to joining American Marine Advisors, Inc., Mr. Arntzen spent more than 17 years in the banking industry holding various corporate positions.

Bernard W. Aronson, 62, has served as a Director since July 1993. Mr. Aronson is currently Managing Partner of ACON Investments, LLC. Prior to that, he served as international advisor to Goldman, Sachs & Co. From June 1989 to July 1993, Mr. Aronson served as Assistant Secretary of State for Inter-American Affairs. Prior to that, Mr. Aronson served in various positions in the private and government sectors. Mr. Aronson is a member of the Council on Foreign Relations. Mr. Aronson serves as a director of Liz Claiborne, Inc., Global Hyatt Corporation, Mariner Energy Incorporated and Chroma Oil and Gas, LP.

Richard D. Fain, 61, has served as a Director since 1979 and as Chairman and Chief Executive Officer of the Company since 1988. Mr. Fain has been involved in the shipping industry for over 30 years.

THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE
ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR.

Directors Continuing in Office

Class II Directors

The following Class II directors are serving for a term ending in 2010:

William L. Kimsey, 66, has served as a Director since April 2003. Mr. Kimsey was employed for 32 years through September 2002 with the independent public accounting firm Ernst & Young L.L.P. From 1998 through 2002, Mr. Kimsey served as the Chief Executive Officer of Ernst & Young Global and Global Executive Board member of Ernst & Young and from 1993 through 1998 as the Firm Deputy Chairman and Chief Operating Officer. Mr. Kimsey also serves on the board of Western Digital Corporation, Parsons Corporation and Accenture, Ltd.. Mr. Kimsey serves on the audit committees of Accenture Ltd. and Western Digital Corporation. Mr. Kimsey is a certified public accountant and a member of the American Institute of Certified Public Accountants.

Gert W. Munthe, 52, has served as a Director since May 2002. Since September 2002, Mr. Munthe has served as managing partner of Herkules Capital, a private equity company that focuses on mid-cap companies in the technology area. From 1994 through January 2000, Mr. Munthe was a director of Alpharma, Inc., a life science company active in animal health and generic pharmaceuticals, and served as its Chief Operating Officer from 1998 until 1999 and as its Chief Executive Officer in 1999. From 1993 through 1998, Mr. Munthe was the President and Chief Executive Officer of NetCom, a leading wireless telecommunication operator in Norway that was listed on the Oslo and London Stock Exchanges. He served in the Royal Norwegian Navy and was previously with McKinsey & Co.

Thomas J. Pritzker, 58, has served as a Director since February 1999. Mr. Pritzker is Chairman of Global Hyatt Corporation and Marmon Holdings, Inc. He is Chairman and Chief Executive Officer of The Pritzker Organization LLC, which provides certain services primarily to and/or in connection with business interests of trusts for the benefit of various members of the Pritzker family. Mr. Pritzker is a member of the Board of Trustees of the University of Chicago and Chairman of the Art Institute of Chicago.

Bernt Reitan, 60, has served as a director of the Company since September 2004. Mr. Reitan is an Executive Vice President of Alcoa Inc. and is the Group President for the Global Primary Products division, with responsibility for the strategic management of Alcoa Inc.’s alumina refineries and primary aluminum smelters worldwide and associated businesses, such as metal purchasing, trading and transportation. Mr. Reitan joined Alcoa Inc. in 2000 as general manager of Alcoa World Alumina & Chemicals and was named President of Alcoa World Alumina & Chemicals in January 2001. In July of that year, he was elected a Vice President of Alcoa Inc. In January 2003, he was appointed President, Alcoa Primary Metals. In November 2004, he was named an Executive Vice President of the company. Before joining Alcoa Inc., he was employed for 20 years in a number of positions with Elkem ASA in Norway. Mr. Reitan serves on the board of the International Primary Aluminum Institute and holds a master’s degree in civil engineering from the Technical University, Trondheim, Norway.

Class III Directors

The following Class III directors are serving for a term ending in 2011:

Laura D.B. Laviada, 58, has served as a Director since July 1997. Ms. Laviada sits on the board of several public and not-for-profit companies in Mexico, including Telemex, Grupo Financiero Inbursa, Pro Mujer (an organization that provides micro credit for women in Mexico) and is the President of the Board of Trustees of the Museum of San Ildefonso. In 2006, Ms. Laviada, along with a group of investors acquired a controlling stake in Grupo Aeroportuario del Pacifico, which operates 12 airports in Mexico including Puerto Vallarta, Guadalajara, Los Cabos and Tijuana. Prior to 2000, Ms. Laviada was the Chairman and CEO of Editorial Televisa, the largest Spanish language magazine publisher with 40 titles distributed throughout 19 countries.

Eyal M. Ofer, 58, has served as a Director since May 1995. Mr. Ofer has served as the Chairman and CEO of Deerbrook Limited, an international real estate management company, since May 1991.

William K. Reilly, 69, has served as a Director since January 1998. Mr. Reilly is the Founding Partner of Aqua International Partners L.P., an investment group that finances water and renewable energy companies, and he is a Senior Advisor to TPG Capital. From 1989 to 1993, Mr. Reilly served as the Administrator of the

U.S. Environmental Protection Agency. He has also previously served as the Payne Visiting Professor at Stanford University’s Institute of International Studies, president of World Wildlife Fund and of The Conservation Foundation. He is Chairman Emeritus of the World Wildlife Fund and of the Board of Advisors to the Nicholas Institute for Environmental Policy Solutions at Duke University, and also serves on the board of trustees of National Geographic Society and the Packard Foundation. He serves as a director of E.I. Du Pont de Nemours and Company, ConocoPhillips, Energy Future Holdings, AgraQuest and Eden Springs Ltd.

Arne Alexander Wilhelmsen, 43, has served as a Director since May 2003. Mr. Wilhelmsen is a member of the board of directors of A. Wilhelmsen AS and other companies affiliated with A. Wilhelmsen AS and has held since 1995 a variety of managerial positions with such entities. In 2005, Mr. Wilhelmsen was elected President and Chief Executive Officer of AWILHELMSEN MANAGEMENT AS, the management company for the companies owned by A. Wilhelmsen AS. From 1996 through 1997, Mr. Wilhelmsen was engaged as a marketing analyst for the Company and since 2001 has served as a member of the board of directors of Royal Caribbean Cruise Line AS, a wholly owned subsidiary of the Company that is responsible for the sales and marketing activities of the Company in Europe.

Director Compensation for 2008

Directors who are Company employees do not receive any fees for their services as directors. For services in the fiscal year 2008, each non-employee director was entitled to receive an annual retainer of $50,000 and $1,200 for each Board meeting attended in his or her capacity as director and $1,200 for each committee meeting attended. The Chair of the Audit Committee is entitled to an additional annual retainer of $30,000, the Chair of the Compensation Committee is entitled to an additional annual retainer of $15,000 and each of the Chairs of the Nominating and Corporate Governance, and Environmental, Safety and Security Committees is entitled to an additional annual retainer of $6,000. Other members of the Audit Committee are entitled to an additional annual retainer of $15,000 and other members of the Compensation, Nominating and Corporate Governance, and Environmental, Safety and Security Committees are entitled to an additional annual retainer of $5,000. During 2008, directors could elect to defer their fees, in whole or in part, under the Company’s Board of Directors Nonqualified Deferred Compensation Plan, provided the deferral was made in advance in accordance with IRS requirements. Each director was entitled to elect to invest their contributions to such plan in one or more investment funds and was required to designate the form and timing of their distributions. In 2008, a new U.S. tax law was enacted that imposes a punitive tax on compensation deferred under our nonqualified deferred compensation plans after January 1, 2009. As a result of the passage of this law, the Company amended this plan to prohibit the directors from deferring compensation under such plan after January 1, 2009, and provided for the distribution to them of all previously deferred contributions. Directors are reimbursed for their travel expenses, and occasionally for those of an accompanying guest, for meetings attended.

At the discretion of the Board, each non-employee director is eligible to receive an annual grant of equity awards with an aggregate value on the date of grant equal to $90,000. For 2008, two-thirds of this annual grant was awarded in the form of restricted stock units and one-third was awarded in the form of stock options to purchase the Company’s common stock. The Board’s stock ownership guidelines require directors to accumulate ownership of at least $150,000 of the Company’s common stock, including the value of restricted stock units, within three years of becoming a director. If the value of their stock holdings falls below this amount, directors cannot sell the Company’s common stock.

In order to increase knowledge and understanding of our business, we encourage Board members and their families to experience our cruises. As a result, the Company has adopted a Board Member Cruise Policy (the “Cruise Policy”). Under the Cruise Policy, a Board member is entitled to one stateroom accommodation per year on a complimentary basis. A Board member is also entitled to provide immediate family members traveling with the Board member with one complimentary stateroom per year. Additional guests traveling with a Board member will receive a 15% discount off of the lowest available fare for up to 20 staterooms. A Board member is entitled to accommodate immediate family members not traveling with the Board member with one complimentary stateroom, provided they have not already traveled with a Board member that same calendar year.

Consulting Arrangement with William K. Reilly.  The Company has a consulting arrangement with Mr. Reilly under which it pays him $300,000 a year in consultancy fees in exchange for his providing services with respect to, and overseeing, the Company’s environmental programs. As part of his responsibilities, Mr. Reilly serves on the Grants Committee of the Royal Caribbean Ocean Fund, a fund established to support marine conservation organizations in preserving the world’s oceans.

The table below summarizes the compensation of our outside directors in 2008.

	2008 Director Compensation
	Fees Earned
	or Paid in		Stock	Option	All Other
Name	Cash		Awards(1)	Awards(1)	Compensation(2)	Total

Morten Arntzen(3)	$24,344		$3,370	$1,604	—	$29,318
Bernard W. Aronson	$65,800		$64,829	$32,229	—	$162,858
Arvid Grundekjoen(4)	$48,399		$25,113	$15,440	$14,322	$103,274
William L. Kimsey	$96,800		$64,829	$34,284	$14,281	$210,194
Laura D.B. Laviada	$65,800		$64,829	$32,229	—	$162,858
Gert W. Munthe	$88,000		$64,829	$32,229	—	$185,058
Eyal M. Ofer	$78,000		$64,829	$32,229	—	$175,058
Thomas J. Pritzker	$69,200	(5)	$64,829	$32,229	—	$166,258
William K. Reilly	$66,800		$64,829	$32,229	—	$163,858
Bernt Reitan	$101,600		$62,966	$31,466	—	$196,032
Arne Alexander Wilhelmsen	$68,200		$64,829	$32,229	$10,960	$176,218

(1)	The columns titled “Stock Awards” and “Option Awards” reports the 2008 expense, calculated in accordance with the provisions of Statement of Financial Accounting Standard No. 123 (revised 2004), Share-Based Payments (“SFAS No. 123R”), excluding estimated forfeitures, recognized for 2008 in respect of all outstanding restricted stock unit awards and stock option awards, regardless of their year of grant. For the assumptions used in valuing these awards for purposes of computing this expense please see Note 10 of the consolidated financial statements in the Company’s Annual Report for the year ended December 31, 2008.

(2)	Includes discounts on Company cruises and travel expenses for guests accompanying outside directors to meetings. The aggregate value of perquisites made available to outside directors other than Messrs. Grundekjoen, Kimsey and Wilhelmsen is less than $10,000 per person.

(3)	Mr. Arntzen was appointed to the Board in September 2008.

(4)	Mr. Grundekjoen resigned from the Board in September 2008.

(5)	Mr. Pritzker deferred all of the fees he earned in 2008 under the Board of Directors Nonqualified Deferred Compensation Plan.

Certain Relationships and Related Person Transactions

Related Person Transaction Policy and Procedure

The Company has a written Related Person Transaction Policy that requires review of all relationships and transactions in which the Company and any director or executive officer or their immediate family members have a direct or indirect material interest. Under this policy, each director, director nominee and executive officer is required to promptly notify the Corporate Secretary of any such transaction. The Corporate Secretary then presents such transactions to the Audit Committee and the Audit Committee is responsible for determining whether to approve or ratify the transactions. The following types of transactions are deemed not to create or involve a material interest on the part of the related person and do not require approval or ratification under the policy unless the Audit Committee determines that the facts and circumstances of the transaction warrant its review:

•	transactions involving the purchase or sale of products or services in the ordinary course of business, not exceeding $120,000;

•	transactions in which the related person’s interest derives solely from his or her service as a director of another corporation or organization that is a party to the transaction;

•	transactions in which the related person’s interest derives solely from his or her ownership of less than 10% of the equity interest in another person (other than a general partnership interest) which is a party to the transaction;

•	transactions in which the related person’s interest derives solely from his or her ownership of a class of equity shares of the Company and all holders of that class of equity securities received the same benefit on a pro rata basis;

•	compensation arrangements of any executive officer, other than an individual who is an immediate family member of a related person; and

•	non-executive director compensation arrangements.

In making its decision, the Audit Committee reviews and considers all relevant facts and circumstances, including:

•	the commercial reasonableness of the terms;

•	the benefit and perceived benefit, or lack thereof, to the Company;

•	opportunity costs of alternative transactions;

•	the character of the related person’s interest; and

•	the actual or apparent conflict of interest of the related person.

If after the review described above, the Audit Committee determines not to approve or ratify the transaction, it will be cancelled or unwound, as the case may be.

Related Person Transactions

The Audit Committee reviewed and approved or ratified all of the following transactions in accordance with our Related Person Transaction Policy.

During the fiscal year ended December 31, 2008, the Company paid the Global Hyatt Corporation approximately $653,690 to provide accommodations to the Company’s guests. In addition, certain employees of the Company stay at Hyatt Hotels while traveling on business and the Company may make use of Hyatt facilities for business purposes although Hyatt has no specific arrangement or understanding with the Company in that connection. Mr. Thomas J. Pritzker, one of the Company’s directors and shareholders, is Chairman of the Global Hyatt Corporation.

During the fiscal year ended December 31, 2008, the Company paid Red Sail Sports approximately $427,125 as a shore excursions operator in the Caribbean. Red Sail Sports is owned by one of Mr. Pritzker’s brothers.

During the fiscal year ended December 31, 2008, the Company paid Mr. William K. Reilly $300,000 under his consulting arrangement with the Company, which is described on page 13 under “Consulting Arrangement with William K. Reilly.”

PROPOSAL 2: APPROVAL OF BOARD DISCRETION TO DELIST THE COMPANY’S COMMON STOCK FROM THE OSLO STOCK EXCHANGE

The Company’s primary listing for its shares of common stock is the New York Stock Exchange. The Company also maintains a secondary listing on the Oslo Stock Exchange. The Board is seeking shareholder approval to give it discretion to delist from the Oslo Stock Exchange if it determines that maintaining this secondary listing is no longer in the best interests of the shareholders.

The Company’s common stock has been listed on the Oslo Stock Exchange since 1996. Over the years, the Company has benefited from this listing as it has allowed the Company to increase its visibility with Norwegian institutional investors. A significant number of the major institutional investors in Norway currently own shares of the Company’s stock on the Oslo Stock Exchange. The Company does not believe it would have been able to attract these investors were it not for its listing in Norway.

Nonetheless, the trading volume on the Oslo Stock Exchange has remained considerably lower than that of the New York Stock Exchange. Currently, approximately 6% of the Company’s total outstanding shares trade on the Oslo Stock Exchange which represents approximately 13% of the Company’s total daily trading volume. Meanwhile, the cost of the listing is relatively high. Over the years, the Company has paid an average of $250,000 per year in listing fees and has to devote additional time and resources to comply with separate reporting and regulatory requirements of a secondary listing.

As part of its cost-cutting initiatives in the current economic environment, the Company is examining whether the benefits of listing in Oslo are worth the additional costs. The Company has had productive discussions with the Oslo Stock Exchange in this respect and these discussions are continuing. While the Company feels it would be premature to make a definitive decision at this time on delisting, it believes that it would be appropriate to seek shareholder approval should the situation warrant.

The Company is cognizant of the impact that a delisting could have to holders of the Company’s common stock who reside in Norway. Should the Company decide to delist, it would work with the Company’s transfer agent in Norway to ensure that all holders in Norway would be able to easily transfer their shares to the New York Stock Exchange.

Based on regulatory requirements of the Oslo Stock Exchange, the approval to provide the Board with discretion to delist from the Oslo Stock Exchange requires the affirmative vote of two-thirds of the outstanding shares of the Company’s common stock entitled to vote. For the reasons set forth above, the Board recommends that the shareholders vote in favor of giving the Board discretion to delist the Company’s common stock from the Oslo Stock Exchange.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE BOARD TO HAVE DISCRETION TO DELIST THE COMPANY’S COMMON STOCK FROM THE OSLO STOCK EXCHANGE.

PROPOSAL 3: RATIFICATION OF INDEPENDENT REGISTERED
CERTIFIED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has appointed PricewaterhouseCoopers LLP as the independent registered certified public accounting firm for the Company for the fiscal year ending December 31, 2009. PricewaterhouseCoopers LLP has served as the Company’s independent registered certified public accounting firm for over 20 years. A representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting to respond to questions from the shareholders and to make a statement if the representative desires to do so.

Although ratification by the shareholders of the appointment of the independent registered certified public accounting firm for the Company is not legally required, the Board believes that such action is desirable. If the shareholders do not approve this proposal, the Audit Committee will consider selecting another accounting firm for the fiscal year 2009 and future fiscal years.

Aggregate fees for professional services rendered by PricewaterhouseCoopers LLP for the fiscal years ended December 31, 2008 and 2007 were:

	2008	2007

Audit fees	$1,990,506	$2,117,698
Audit-related fees	91,435	70,457
Tax fees	40,375	56,702
All other fees	7,500	9,367

Total	$2,129,816	$2,254,224

Pursuant to the terms of its charter, the Audit Committee shall approve all audit engagement fees and terms and all non-audit engagements with the independent registered certified public accounting firm. The Chairman of the Audit Committee also has the authority to approve any non-audit engagements with the independent registered certified public accounting firm but must report any such approvals to the Audit Committee at its next meeting. Our Audit Committee was not called upon in the fiscal years ended December 31, 2008 or 2007 to approve, after the fact, any non-audit, review or attest services pursuant to the pre-approval waiver provisions of the auditor independence rules of the SEC.

The audit fees for the fiscal years ended December 31, 2008 and 2007 were for professional services rendered for the integrated audits of the Company’s consolidated financial statements and system of internal control over financial reporting, quarterly reviews, statutory audits required by foreign jurisdictions, comfort letters, consents, and review of documents filed with the SEC.

The audit-related fees for the fiscal years ended December 31, 2008 and 2007 were primarily for the audits of employee benefit plans.

Tax fees for the fiscal year ended December 31, 2008 and 2007 were for services performed in connection with international tax compliance and transfer pricing services.

All other fees for the fiscal year ended December 31, 2008 and 2007 were primarily for subscription fees for accounting research software.

The Audit Committee has considered and determined that the services provided by PricewaterhouseCoopers LLP are compatible with maintaining PricewaterhouseCoopers LLP’s independence.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM FOR THE 2009 FISCAL YEAR.

REPORT OF THE AUDIT COMMITTEE

In accordance with its charter, the Audit Committee of Royal Caribbean Cruises Ltd. (the “Company”) is responsible for assisting the Board of Directors in fulfilling its oversight responsibilities for the integrity of the Company’s financial statements; the Company’s compliance with legal and regulatory requirements; the independent auditor’s qualifications and independence; and the performance of the Company’s internal audit function and independent registered certified public accounting firm.

It is the responsibility of the Company’s management to prepare the Company’s financial statements and to develop and maintain adequate systems of internal controls over financial reporting. The internal auditors’ and the independent registered certified public accounting firm’s responsibilities are to review and, when appropriate, audit the financial statements and internal controls over financial reporting. The independent registered certified public accounting firm has the responsibility to express an opinion on the financial statements and internal controls over financial reporting based on an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board.

The Audit Committee has reviewed and discussed the audited financial statements contained in the 2008 Annual Report on Form 10-K and the Company’s internal controls over financial reporting with the Company’s management and its independent registered certified public accounting firm. The Audit Committee has discussed with the independent registered certified public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended. The Audit Committee has received the written disclosures and the letter from the independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence. The Audit Committee has also considered whether the provision of non-audit services is compatible with maintaining the independence of the independent registered certified public accounting firm.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, for filing with the Securities and Exchange Commission.

THE AUDIT COMMITTEE
OF ROYAL CARIBBEAN CRUISES LTD.

William L. Kimsey, Chairman
Gert W. Munthe
Bernt Reitan

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee of the Board of Directors of Royal Caribbean Cruises Ltd. has reviewed and discussed with management the Compensation Discussion and Analysis (“CD&A”) and, based on such review and discussion, has recommended to the Board that the CD&A be included in the Company’s 2009 proxy statement.

COMPENSATION COMMITTEE
OF THE BOARD OF DIRECTORS

Bernt Reitan, Chairman
Bernard W. Aronson
Laura D.B. Laviada
Gert W. Munthe

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

We are the second largest cruise company in the world with 38 ships operating under five different cruise brands, sailing to approximately 425 destinations and employing approximately 49,000 shipboard and shoreside employees worldwide as of December 31, 2008.

In 2008, we faced a worldwide economic downturn, the meltdown of the global credit and capital markets, and significantly higher fuel costs, which contributed to lower operating income. Despite these challenges, we successfully took delivery of Independence of the Seas, the third Freedom-class ship for Royal Caribbean International and Celebrity Solstice, the first Solstice-class ship for Celebrity Cruises. We also implemented a cost savings initiative expected to save approximately $125 million of general and administrative expenses annually, which included the elimination of approximately 400 shore-side positions and the discontinuation of some non-core operations.

This CD&A describes the compensation plans, programs and objectives for our named executive officers and outlines the 2008 compensation actions taken to recognize their overall performance in this challenging environment.

Named Executive Officers

The Compensation Committee determines the compensation of our senior executive officers, including our Chairman and Chief Executive Officer, Chief Financial Officer and our three most highly compensated executive officers other than the Chairman and Chief Executive Officer and Chief Financial Officer for the fiscal year ended December 31, 2008 (“Named Executive Officers” or “NEOs”), which are set forth below.

Name	Title

Richard D. Fain	Chairman and Chief Executive Officer
Brian J. Rice	Executive Vice President and Chief Financial Officer
Adam M. Goldstein	President and Chief Executive Officer, Royal Caribbean International
Daniel J. Hanrahan	President and Chief Executive Officer, Celebrity Cruises and Azamara Cruises
Harri U. Kulovaara	Executive Vice President, Maritime

Principal Compensation Objectives

Our executive compensation programs are designed to: attract and retain executives who contribute to the Company’s long-term success; reward executives for their contribution to achieving the Company’s short- and long-term goals; align executive compensation and shareholder interests through performance- and equity-based plans; and recognize individual contributions to the Company’s performance.

We provide compensation to our executives consisting of three principal elements: base salary, performance based annual incentive and long-term incentive awards (“Total Direct Compensation”). The objectives of each element of compensation are described below.

Base Salary	•	Deliver a level of fixed compensation that is commensurate with expertise, experience, tenure, performance, potential and scope of responsibility.
Performance Based Annual Incentive	•	Focus executives on annual results enabling them to better manage the cyclical nature of our business.
	•	Reward executives for the generation of income and positive cash flow, as we operate in a leveraged, high fixed cost environment.
Long-Term Incentive Awards	•	Align executive’s risk and investment decisions with shareholder interests, rewarding the achievement of long-term goals.
	•	Promote stability and corporate loyalty among our executives.

While the principal elements of our compensation programs are quantitative in nature, our programs also take into account qualitative factors to avoid an overly formulaic approach in determining compensation. The key quantitative and qualitative considerations that we used in assessing performance, and the process by which we linked compensation to them, are described in this CD&A.

Based on our pay for performance orientation and the desire to create long-term earnings opportunities, we place a significant portion of target Total Direct Compensation at risk, as illustrated below. This mix of Total Direct Compensation elements is consistent with general market trends and with the mix provided by companies in our 2008 Market Comparison Group identified below (the “Market Comparison Group”).

	2008 Total Direct Compensation Mix at Target
				Total Variable
		Annual	Long-Term	Pay (Annual
	Base Salary	Incentive	Incentive	Incentive +
	as a % of	as a % of	as a % of	Long-Term
Title	Total Pay	Total Pay	Total Pay	Incentive)

Chairman and Chief Executive Officer	17%	29%	54%	83%
Other Named Executive Officers(1)	29%	27%	44%	71%

(1)	These percentages represent an average of each element of compensation.

Compensation Review Process

The process of making compensation decisions begins with establishing a Market Comparison Group. This is the foundation of our review of compensation practices and levels for our Named Executive Officers. The Compensation Committee engages Watson Wyatt Worldwide (“Consultant”), an executive compensation consulting firm, to assist with constructing the Market Comparison Group. Traditionally, this group consists of companies that generally operate in the travel and tourism, hospitality, leisure, air transportation and food and beverage industries. The Compensation Committee selects these companies based upon their size (generally one-half to two times our revenues) and industry as well as the operational similarities of their business to our own, even though many of them may not be our direct or indirect competitors.

The table below sets forth the companies included in our Market Comparison Group, which was used by the Compensation Committee for making the NEO’s 2008 compensation determinations:

Market Comparison Group

Alaska Air Group, Inc.	Las Vegas Sands Corp.
Brunswick Corp.	MGM Mirage
Cablevision Systems Corp.	Sabre Holdings Corp.
Carnival Corporation	SkyWest, Inc.
Darden Restaurants, Inc.	Southwest Airlines
Expedia Inc.	Starbucks Corp.
Harrah’s Entertainment, Inc.	Starwood Hotels & Resorts Worldwide Inc.
Hilton Hotels Corp.	Wendy’s/Arby’s Group, Inc.
IAC/InterActive Corp.	Wyndham Worldwide Corp.

We attempt to keep the Market Comparison Group as stable as possible from year to year. We revise the group when companies change significantly in scope, cease to be public companies, significantly underperform the group or otherwise cease to be appropriate comparators. In May 2008, the Compensation Committee removed three companies from the above group that ceased to be public companies, Harrah’s Entertainment, Hilton Hotels Corp. and Sabre Holdings Corp., and replaced them with Marriott International, Inc., US Airways Group Inc, and Hertz Global Holdings, Inc. This new Market Comparison Group will be used for making the NEO’s 2009 compensation determinations.

The Consultant obtains the data on these companies and the compensation of their executives from their public filings. The Compensation Committee relies on the Consultant to analyze the data and present its findings. The Consultant’s analysis compares each NEO’s elements of Total Direct Compensation to those of his counterparts in the Market Comparison Group and provides senior management and the Compensation Committee with the relative positioning for compensation. Additionally, the Consultant makes recommendations with regard to changes that may be appropriate in the approach to compensating the NEOs; for 2008 there were no material changes to our methodology.

The Compensation Committee reviews and evaluates the data and makes recommendations to determine the appropriate compensation programs and levels. In doing so, it carefully considers the performance of our Company, each Brand and each NEO. For the Company and each Brand, both financial (as determined by operating and net income, EBITDA, total shareholder return and earnings per share) and operational performance (including customer satisfaction and operational efficiencies) are carefully reviewed. For each NEO, the Compensation Committee assesses how the executive contributed to financial and operational performance and his long-term contributions to our Company.

For each NEO other than the Chairman and Chief Executive Officer, the Compensation Committee consults with and receives the recommendation of the Chairman and Chief Executive Officer, but the Compensation Committee is ultimately responsible for determining whether to accept such recommendations. For the compensation related to the Chairman and Chief Executive Officer, the Compensation Committee meets in executive session and considers the opinion of the Consultant as well as other criteria identified in this CD&A.

The elements of our compensation programs are discussed more fully below.

Base Salary

The Compensation Committee seeks to pay each NEO a level of fixed compensation that competitively reflects his scope of responsibility relative to the Market Comparison Group. The primary considerations used in setting base salary levels include each NEO’s scope of responsibilities, expertise, experience, performance and potential to further our business objectives. We generally review salaries early each year and, if appropriate, adjust them to reflect changes in such considerations and to respond to market conditions and competitive pressures.

In February 2008, the Compensation Committee established 2008 Base Salaries for the NEOs. Mr. Fain’s base salary was not changed. The base salaries for Messrs. Rice, Goldstein, Hanrahan and Kulovarra were increased after evaluating the competitive market conditions as well as their respective expertise, experience, tenure, performance, potential and scope of responsibility.

The table below shows each NEO’s Fiscal Year 2007 and 2008 base salary.

	Base Salary		Percentage
Name	2007	2008	Change

Richard D. Fain	$1,000,000	$1,000,000	0%
Brian J. Rice	$550,000	$575,000	4.5%
Adam M. Goldstein	$650,000	$700,000	7.7%
Daniel J. Hanrahan	$550,000	$600,000	9.1%
Harri U. Kulovaara	$450,000	$470,000	4.4%

Performance Based Annual Incentive

Under the Executive Incentive Plan (“EIP”), we award performance-based annual incentives that are tied to four components: Corporate Performance, Brand Performance (if applicable), Individual Performance and a discretionary performance multiplier based on the Compensation Committee’s assessment of our overall operational performance.

For 2008, the Compensation Committee established a target incentive opportunity for each NEO, expressed as a percentage of base salary. The target incentives for Messrs. Fain, Rice, Goldstein, and Hanrahan were increased to provide a stronger incentive for performance and increase their focus on generating income and cash flows. The Compensation Committee also allocated the target incentives in accordance with the design of the EIP as set forth below.

	2007 Target	2008 Target
	Incentive	Incentive	2008 Performance Component Weighting
Name	(% of base salary)	(% of base salary)	Corporate	Brand		Individual

Richard D. Fain	150%	175%	75%	0%		25%
Brian J. Rice	75%	85%	75%	0%		25%
Adam M. Goldstein	100%	115%	37%	38	% RCI(1)	25%
Daniel J. Hanrahan	100%	110%	37%	38	% Celebrity(2)	25%
Harri U. Kulovaara	60%	60%	67%	0%		33%

(1)	Royal Caribbean International

(2)	Celebrity Cruises

The Compensation Committee also confirmed that the previously established threshold and maximum performance and funding levels for the corporate and brand components were commensurate with the market and should be retained for 2008. The four performance and funding levels are illustrated below.

Performance Level	Funding Level

Below Threshold	No funding
At Threshold	5% of funding
At Target	100% of funding
At Maximum	300% of funding

For 2008, the table below shows each NEO’s Target and Actual Incentive award. For Mr. Kulovaara, the ship delivery bonuses are not factored into the target, but they are included in the actual performance based annual incentive. In every case, 2008 Actual Incentive awards were flat or below 2007, reflecting our Company’s results and our pay-for-performance philosophy.

	2007 Performance Based		2008 Performance Based
	Annual Incentive		Annual Incentive		Change from
Name	EIP Target	Actual	EIP Target	Actual	2007 Bonus

Richard D. Fain	$1,500,000	$2,990,625	$1,750,000	$1,440,688	(51.8)%
Brian J. Rice	$412,500	$863,672	$488,750	$402,363	(53.4)%
Adam M. Goldstein	$650,000	$1,179,393	$805,000	$1,176,322	(0.3)%
Daniel J. Hanrahan	$550,000	$864,815	$660,000	$385,090	(55.5)%
Harri U. Kulovaara	$270,000	$686,423	$282,000	$531,175	(22.6)%

Corporate Performance — The Compensation Committee approves an EIP net income target, for corporate performance, based on guidance announced at the beginning of the calendar year. For 2008, the Compensation Committee approved an EIP net income target for corporate performance of $707 million, which represents the midpoint of the range of our guidance announced in January 2008.

When we establish this target, we do not attempt to forecast changes in fuel price as we do not believe such forecasts are reliable or relevant to management’s performance. Accordingly, as our operating results are sensitive to fuel price fluctuations, we believe that retrospective adjustments to operating results to account for fuel price increases or decreases are appropriate in determining the EIP awards. Additionally, the Compensation Committee reviews our operating results to determine if adjustments are required because of other events outside of management’s control.

For 2008, the Compensation Committee approved an upward adjustment to net income of $127 million to account for significant fuel price increases, which resulted in a 2008 EIP-adjusted net income of $699 million or $8 million below the net income target. This yielded a funding level for the EIP corporate performance component of 73.1% of target.

Brand Performance — Executives who are dedicated to specific brands have a portion of their EIP award tied to the performance of their respective brands. Consistent with the approach used to establish the net income target for corporate performance, the Committee established an EIP operating income target for each brand that was consistent with the corporate net income guidance announced at the beginning of the calendar year. At the brand level, we focus on operating income as that metric takes into account capital costs that are important in calculating returns on invested capital, which is a fundamental precept of the Company’s operating plan. The Compensation Committee approved operating income targets for Royal Caribbean International and Celebrity Cruises. The brand performance components of Messrs. Goldstein and Hanrahan’s EIP awards were measured against their respective brand’s operating income as adjusted for fuel cost increases in a manner similar to the adjustment made for corporate performance. Royal Caribbean International delivered operating income significantly above target, which yielded a funding level for Mr. Goldstein of 241% for his brand component of the EIP award. Celebrity Cruises delivered operating income below threshold, which yielded a funding level of 0%. The Compensation Committee noted that the introduction of Celebrity Solstice had been extraordinarily successful although its financial impact would mainly be felt in 2009 and beyond. The Compensation Committee determined that this should be taken into consideration and, in its discretion, approved a 10% funding level for the Celebrity Cruises brand component of the EIP award to account for this successful launch.

Individual Performance — The individual performance component of our EIP award is intended to reward the managerial decision making, behavioral interaction and overall contribution of our NEOs. In determining each NEO’s individual performance component, the Compensation Committee considered the recommendation of Mr. Fain, in each case except for himself. The Compensation Committee evaluated those recommendations based on its knowledge of our Company and each NEO’s overall contributions to our successful growth and achievement of priority strategic objectives, how the NEO directed his area of responsibility to meet challenges in the market and the results of specific projects the NEO may have been responsible for during the year.

In the case of Mr. Fain, the Compensation Committee considered various objective measures including customer satisfaction, return on capital, revenue growth and shareholder return. It also considered subjective criteria including Mr. Fain’s contribution to the long-term growth of the Company, his execution of strategic initiatives and his introduction of innovative products that create long-term shareholder value. Based on these factors, the Compensation Committee awarded Mr. Fain 110% of the individual performance component of his EIP award.

In the face of the severe economic conditions prevailing in 2008, the Compensation Committee agreed with the Chairman and CEO’s recommendation that the contributions of Messrs. Rice, Goldstein and Hanrahan reflected a level of performance that exceeded target expectations, and therefore awarded them a funding level of 110% for their respective individual performance components of the EIP award.

The Compensation Committee also awarded Mr. Kulovaara a special performance bonus of $300,000 for overseeing the successful design, construction and delivery of two new cruise ships in 2008, Independence of the Seas, and the first of a new class of ship, Celebrity Solstice. It also adopted the Chairman and CEO’s recommendation and awarded him 100% of the individual performance component of the EIP award to reflect these contributions.

The table below shows the 2008 performance based annual incentive payout, as a percent of target, for each component of the EIP.

	2008 Performance Against Target by Component
Name	Corporate	Brand	Individual

Richard D. Fain	73.1%	—	110.0%
Brian J. Rice	73.1%	—	110.0%
Adam M. Goldstein	73.1%	241.0%	110.0%
Daniel J. Hanrahan	73.1%	10.0%	110.0%
Harri U. Kulovaara	73.1%	—	100.0%

Performance Multiplier — The Compensation Committee can apply a performance multiplier, which may modify the total EIP award upwards or downwards by as much as 15% based on operational performance relative to industry competitors (subject to the maximum funding limit of 300% of the entire incentive amount). For 2008, the Compensation Committee decided not to apply the discretionary performance multiplier in view of the Company’s underperformance relative to its operating plan.

Long-Term Incentive Awards

In 2008, the Compensation Committee granted long-term equity based incentive compensation under the 2000 Stock Award Plan (“2000 Equity Plan” or “LTIP”). Under the 2000 Equity Plan, the Compensation Committee can grant the following types of awards: stock options, performance shares, restricted stock, restricted stock units (“RSUs”), and stock appreciation rights. In balancing the Company’s retention objectives with its pay for performance orientation, the Compensation Committee considered the spectrum of potential equity instrument designs, vesting criteria and schedules.

As in previous years, the long-term incentive award granted to the NEOs was comprised of stock options and RSUs. In making the allocation between the two types of awards, the Compensation Committee considered that, of the two award designs, RSUs have a relatively greater retentive effect, and stock options have a relatively greater performance incentive impact. Also, the Compensation Committee considered the dilutive effect of the two awards under the 2000 Equity Plan, which is greater in the case of stock options. As shown below, the Compensation Committee allocated up to 75% of the award value to RSUs and the remainder to stock options to attempt to balance these competing considerations.

To further promote retention, the stock options and RSUs vest in equal installments over a four year period on the anniversary date of the grant. As the awards are inherently tied to the performance of Company stock, a vesting schedule based on continued service is considered appropriate to meet the desire for both retention and performance incentive.

In determining long-term incentive awards, the Compensation Committee considers the compensation of the Market Comparison Group, a review of other elements of compensation and the NEO’s contribution to the overall results of the Company. In February 2008, the Compensation Committee increased the long-term incentive award grant values for each of the NEOs in consideration of these factors. Below is a table which illustrates the 2007 and 2008 grant values for the NEOs and the allocation of the grants between stock options and RSUs.

	Long-Term Incentive Awards
	2007 Grant Value	2008 Grant Value
	As described in the	As described in the
	‘‘Grants of Plan	“Grants of Plan
Name	Based Awards” Table	Based Awards” Table	Allocation

Richard D. Fain	$2,750,000	$3,250,000	25% stock options; 75% RSUs
Brian J. Rice	$700,000	$900,000	25% stock options; 75% RSUs
Adam M. Goldstein	$1,000,000	$1,250,000	25% stock options; 75% RSUs
Daniel J. Hanrahan	$750,000	$950,000	25% stock options; 75% RSUs
Harri U. Kulovaara	$400,000	$450,000	50% stock options; 50% RSUs

Equity Grant Practices

The Compensation Committee generally grants annual equity awards to Named Executive Officers and management at the first meeting of the calendar year. All stock options have a ten year term and an exercise price of not less than 100% of the fair market value of the underlying shares on the date of the Compensation Committee’s approval. The 2000 Equity Plan defines the fair market value as the average of the high and low prices of the Company’s stock on the grant date. To determine the number of stock options awarded, the total grant value of the award is multiplied by the stock option allocation and then divided by the Black-Scholes value of a stock option as of the grant date. To determine the number of RSUs awarded, the total grant value is multiplied by the RSU allocation and then divided by the fair market value of the Company stock as of the grant date. A small number of equity awards may be granted outside of the annual grant cycle in connection with events such as hiring and promotion, although no such awards were granted to the Named Executive Officers in 2008. The grants are priced pursuant to the methodology outlined above.

Stock Ownership Guidelines

We recognize the importance of aligning our management’s interests with those of our shareholders. As a result, the Board, at the recommendation of the Compensation Committee, has established stock ownership guidelines for our executives. Under these guidelines, over a three-year period, the NEOs are expected to accumulate Company stock, along with derivative forms of Company equity, such as unvested and vested stock options, having a fair market value equal to the multiples of their base salaries as shown in the table below.

	2008 Stock Ownership Guidelines
	Stock Ownership	Stock Ownership
	Guideline (as a	Guideline
Name	multiple of salary)	(as a dollar value)

Richard D. Fain	5 times	$5,000,000
Brian J. Rice	3 times	$1,725,000
Adam M. Goldstein	3 times	$2,100,000
Daniel J. Hanrahan	3 times	$1,800,000
Harri U. Kulovaara	3 times	$1,410,000

As of December 31, 2008, each Named Executive Officer has exceeded his stock ownership guideline objective shown above.

Severance

The Company has entered into Employment Agreements (“Agreements”) with each of the NEOs. These Agreements provide for severance benefits in connection with various termination of employment scenarios, which are discussed in this proxy statement under the heading “Executive Compensation — Additional Information”.

We do not currently provide enhanced severance benefits if termination should follow a change-in-control of the Company. However, the Compensation Committee may in its discretion accelerate the vesting of long-term incentive awards in connection with a change-in-control.

Elements of Other Compensation

In an effort to offer our employees a competitive remuneration package, we provide them with certain retirement, medical and welfare benefits. The NEOs are eligible to participate on a basis commensurate with that of other employees. They also participate in the Company’s qualified defined contribution retirement plan and receive life insurance coverage equal to five times their annual base salary. During 2008, they were also eligible to participate in a nonqualified deferred compensation plan which allowed them to defer compensation on a pre-tax basis and in a nonqualified (unfunded) Supplemental Executive Retirement Plan (SERP) which restored to them the benefits they are unable to receive under the qualified retirement plan due to IRS limitations. In 2008, a new U.S. tax law was enacted that imposes a punitive tax on compensation deferred under our nonqualified deferred compensation plans after January 1, 2009. As a result of the passage of this law, the Company amended its nonqualified plans to prohibit the NEOs and other affected employees from deferring compensation under such plans after January 1, 2009, and provided for the distribution to them of all previously deferred contributions.

The Company granted 10,086 shares of Company stock on a quarterly basis to a trust for Mr. Fain’s benefit. These grants were intended to give Mr. Fain a wealth accumulation opportunity commensurate with that of similarly situated executives in other companies, and to more closely link his long-term interests to those of shareholders. To avoid the punitive tax consequences to Mr. Fain of the new U.S. tax law referred to above, the Compensation Committee approved the amendment of Mr. Fain’s employment agreement as of January 1, 2009, to provide that all future quarterly distributions of shares of Company stock which were previously required to be paid into the trust be paid instead directly to Mr. Fain and the deferred assets already in the trust be disbursed to Mr. Fain.

The Company offers a few perquisites or personal benefits, which include: Company subsidized automobile leases, membership dues, discounts on Company cruises, annual executive physicals and travel expenses for spouses accompanying executives.

Impact of Tax and Accounting Treatment

Our 2000 Equity Plan complies with the requirements for “qualified performance based compensation” under Section 162(m) of the U.S. Internal Revenue Code.

Our EIP does not comply with Section 162(m), as it would require our EIP awards to be entirely formulaic and not allow for any discretion in determining individual performance. We believe our EIP is closely aligned to Company performance and should also have the ability to reward our NEOs for their individual contributions to our Company’s success. Even though our EIP is subject to the deduction limitations under Section 162(m), the financial impact of these limitations is immaterial.

EXECUTIVE COMPENSATION

Summary Compensation Table

	2008 Summary Compensation Table
							Change in
						Non-Equity	Pension
						Incentive	Value and
				Stock	Option	Plan	NQDC	All Other
Name	Year	Salary	Bonus(1)	Awards(2)	Awards(3)	Compensation	Earnings(4)	Compensation(5)	Total

Richard D. Fain	2008	$1,000,000	$0	$2,557,222	$657,452	$1,440,688	$0	$125,879	$5,781,241
Chairman and Chief	2007	$1,001,923	$0	$2,111,728	$506,424	$2,990,625	$4,141	$126,500	$6,741,341
Executive Officer	2006	$1,017,789	$0	$1,559,246	$324,528	$2,914,960	$33,069	$113,827	$5,963,419
Brian J. Rice	2008	$573,173	$0	$568,870	$186,320	$402,363	$0	$68,353	$1,799,078
Executive Vice President	2007	$542,308	$0	$476,769	$155,328	$863,672	$7,488	$68,107	$2,113,672
and Chief Financial Officer	2006	$440,385	$0	$407,937	$129,143	$675,506	$22,923	$69,118	$1,745,012
Adam M. Goldstein	2008	$696,346	$0	$782,060	$246,434	$1,176,322	$0	$103,379	$3,004,541
President and Chief	2007	$644,231	$0	$650,004	$187,879	$1,179,393	$2,867	$84,727	$2,749,101
Executive Officer, Royal Caribbean International	2006	$570,192	$0	$532,034	$126,853	$674,571	$22,478	$88,548	$2,014,676
Daniel J. Hanrahan	2008	$596,346	$0	$586,745	$194,308	$385,090	$0	$75,435	$1,837,924
President and Chief	2007	$546,154	$0	$470,817	$157,605	$864,815	$2,784	$71,553	$2,113,728
Executive Officer, Celebrity Cruises and Azamara Cruises	2006	$492,788	$0	$362,299	$122,977	$773,657	$12,552	$66,868	$1,831,141
Harri U. Kulovaara	2008	$468,538	$300,000	$200,288	$204,914	$231,175	$0	$85,094	$1,490,009
Executive Vice	2007	$443,308	$150,000	$189,524	$170,825	$536,423	$3,830	$76,938	$1,570,848
President, Maritime	2006	$361,750	$200,000	$173,833	$123,604	$362,557	$27,733	$69,054	$1,318,531

(1)	We report annual Executive Incentive Plan awards in the column titled “Non-Equity Incentive Plan Compensation”. For Mr. Kulovaara, the amount reported in this column reflects his bonus awarded in conjunction with the delivery of a new ship in 2006 and 2007, and two new ships in 2008.

(2)	The column titled “Stock Awards” reports the expense, calculated in accordance with the provisions of Statement of Financial Accounting Standard No. 123 (revised 2004), Share-Based Payment, (“SFAS No. 123R”), excluding estimated forfeitures, recognized for the applicable year in respect of all outstanding restricted stock unit awards, regardless of their year of grant. For the assumptions used in valuing these awards for purposes of computing this expense please see Note 10 of the consolidated financial statements in the Company’s Annual Report for the year ended December 31, 2008. In the case of Mr. Fain, the amount shown includes the accounting expense relating to stock issued to a trust for Mr. Fain’s benefit described on page 33. In accordance with Mr. Fain’s original agreement, these shares are valued at $13.875 per share, the value of the Company’s stock on July 1, 1994 (as adjusted for subsequent stock splits).

(3)	The column titled “Option Awards” reports the expense, calculated in accordance with SFAS No. 123R excluding estimated forfeitures, recognized for the applicable year in respect of all outstanding stock option awards, regardless of their year of grant. For the assumptions used in valuing these awards for purposes of computing this expense please see Note 10 of the consolidated financial statements in the Company’s Annual Report for the year ended December 31, 2008.

(4)	The Named Executive Officers participate in the Company’s tax-qualified non-contributory defined contribution pension plan and in 2008, participated in the nonqualified, non-contributory (unfunded) supplemental executive retirement plan. Additionally, in prior years Messrs. Rice, Hanrahan and Kulovaara participated in the Company’s Non-Qualified Deferred Compensation Plan. The aggregate above-market earnings on these Named Executive Officers’ holdings in the Non-Qualified Deferred Compensation Plan are listed under the column titled “Change in Pension Value and NQDC Earnings”. The above- market portion of earnings is calculated as the total earnings in the plan, less the earnings that would have been achieved under an annual growth rate equal to 120% of the applicable federal long-term rate at the end of each year. For 2008, none of the above referenced plans had above-market earnings.

(5)	Please see the following table entitled “2008 All Other Compensation” for an itemized disclosure of this element of compensation.

All Other Compensation

	2008 All Other Compensation
	Perquisites		Benefits
				Company
				Contributions
				to Qualified
				and
				Non-Qualified
				Defined
				Contribution
	Perquisites		Life	and Deferred
	Auto	Other	Insurance	Compensation
Name	Lease(1)	Perquisites(2)	Policies	Plans	Total

Richard D. Fain	$20,839	$3,536	$55,522	$45,982	$125,879
Chairman and Chief Executive Officer
Brian J. Rice	$14,117	$280	$7,974	$45,982	$68,353
Executive Vice President and Chief Financial Officer
Adam M. Goldstein	$26,914	$23,367	$7,116	$45,982	$103,379
President and Chief Executive Officer, Royal Caribbean International
Daniel J. Hanrahan	$20,863	$1,635	$8,871	$44,066	$75,435
President and Chief Executive Officer, Celebrity Cruises and Azamara Cruises
Harri U. Kulovaara	$20,850	$935	$17,327	$45,982	$85,094
Executive Vice President, Maritime

(1)	These amounts include payments for auto lease, maintenance, registration and insurance.

(2)	Other perquisites include membership dues, discounts on Company cruises, executive physicals and travel expenses for spouses accompanying NEOs on business.

Grants of Plan-Based Awards

	2008 Grants of Plan-Based Awards
								All Other
								Stock	All Other
								Awards:	Option			Grant Date
								Number	Awards:	Exercise	Closing	Fair Value
		Estimated Future Payouts Under						of	Number of	or Base	Stock	of
		Non-Equity Incentive Plan			Estimated Future Payouts			Shares of	Securities	Price	Price at	Stock and
	Grant	Awards(1)			Under Equity Incentive Plan Awards			Stock or	Underlying	of Option	Date of	Option
Name	Date	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards(2)	Grant	Awards(3)

Richard D. Fain	2008	$87,500	$1,750,000	$5,250,000	—	—	—	—	—	—	—	—
Chairman and Chief	2/11/08	—	—	—	—	—	—	63,634	—	—	—	$2,437,500
Executive Officer	2/11/08	—	—	—	—	—	—	—	81,587	$38.31	$38.90	$812,497
Brian J. Rice	2008	$24,438	$488,750	$1,466,250	—	—	—	—	—	—	—	—
Executive Vice	2/11/08	—	—	—	—	—	—	17,622	—	—	—	$675,011
President and Chief	2/11/08	—	—	—	—	—	—	—	22,593	$38.31	$38.90	$224,995
Financial Officer
Adam M. Goldstein	2008	$40,250	$805,000	$2,415,000	—	—	—	—	—	—	—	—
President and Chief	2/11/08	—	—	—	—	—	—	24,475	—	—	—	$937,515
Executive Officer,	2/11/08	—	—	—	—	—	—	—	31,380	$38.31	$38.90	$312,503
Royal Caribbean
International
Daniel J. Hanrahan	2008	$33,000	$660,000	$1,980,000	—	—	—	—	—	—	—	—
President and Chief	2/11/08	—	—	—	—	—	—	18,601	—	—	—	$712,511
Executive Officer,	2/11/08	—	—	—	—	—	—	—	23,848	$38.31	$38.90	$237,494
Celebrity Cruises
and Azamara Cruises
Harri U. Kulovaara	2008	$14,100	$282,000	$846,000	—	—	—	—	—	—	—	—
Executive Vice	2/11/08	—	—	—	—	—	—	5,874	—	—	—	$225,004
President, Maritime	2/11/08	—	—	—	—	—	—	—	22,593	$38.31	$38.90	$224,995

(1)	These values represent the threshold, target and maximum payouts under the Executive Incentive Plan. Threshold is equal to 5% of target and maximum is equal to 300% of target.

(2)	The stock option exercise price is the average of the high and low stock price on the date of grant. For 2008, the closing price on the grant date was fifty-nine and one-half cents higher than the average of the high and low.

(3)	The grant date fair values of the equity awards are calculated in accordance with SFAS No. 123R. See Note 10 of the consolidated financial statements in the Company’s Annual Report for the year ended December 31, 2008, regarding assumptions underlying the valuation of these awards.

Additional Information

The Company has an employment agreement with Mr. Fain dated as of July 25, 2007 and amended as of December 19, 2008. The Company has employment agreements with Messrs. Rice, Goldstein, and Kulovaara dated as of July 25, 2007. Our subsidiary, Celebrity Cruises Inc. (“Celebrity”), has an employment agreement with Mr. Hanrahan dated as of July 25, 2007. These agreements (the “Agreements”) are intended to enhance the retention and motivation of these key employees, ensure compliance with section 409(A) of the U.S. Internal Revenue Code and include provisions protecting the Company such as a non-competition and non-solicitation clause. The terms of the Agreements are summarized below and apply uniformly to all NEOs, except that Mr. Hanrahan’s employment agreement differs from that of the other NEOs by establishing Celebrity rather than the Company as his employer. In addition, under our employment agreement with Mr. Fain, we have agreed to make quarterly distributions to Mr. Fain, in the amount of 10,086 shares of Company stock per quarter, until the earlier of the termination of Mr. Fain’s employment or June 2014. Prior to January 1, 2009, the Company made the quarterly contributions of such shares to a trust in favor of Mr. Fain as described on page 33 under “Trust Agreement for Mr. Richard D. Fain.”

The term of the Agreements shall always be two years, unless sooner terminated as provided in the Agreements. The Agreements provide for an annual base salary which may be increased, but not decreased at any time during the term of the Agreement at the sole discretion of the Company. Each NEO is eligible to participate in any cash incentive compensation program available to similarly situated executives of the Company and is eligible to receive an annual cash incentive during the term of employment on the same basis and under substantially the same terms as similarly situated executives. Under the terms of the Agreements, the NEO is eligible to participate in any equity or long-term incentive plans available to similarly situated executives of the Company and is eligible to receive awards under such plans as determined by the Company in its sole discretion.

The NEOs’ employment can be terminated by the Company or by them at any time. If the Company terminates a NEO’s employment without cause or if the NEO resigns for “good reason” (as defined in the Agreement), he is entitled to receive: an amount equal to two times annual base salary; the target annual EIP award during the two years following termination; continued payment of health and medical benefits for a period of two years, or until such time that he commences employment with a new employer, whichever occurs first; and payment of reasonable professional search fees relating to outplacement. At the sole discretion of the Company, the NEO is also eligible to receive a one time termination bonus to be paid two years after the date of termination in an amount not to exceed 50% of base salary.

Each NEO has agreed not to compete with the Company or its affiliates during the term of employment and for two years following termination of employment and to refrain from (i) employing the Company’s or its affiliates’ employees during this period or (ii) soliciting employees, consultants, lenders, suppliers or customers from discontinuing, modifying or reducing the extent of their relationship with the Company during such period. During the term of the Agreements and subsequent to other terminations, the NEOs agree not to disclose or use any confidential information.

Outstanding Equity Awards at Fiscal Year-End

	Outstanding Equity Awards at 2008 Fiscal Year-End
	Option Awards(1)					Stock Awards(1)
										Equity
										Incentive
										Plan
										Awards:
										Market
									Equity	or
									Incentive	Payout
									Plan Awards:	Value of
			Equity						Number of	Unearned
			Incentive					Market	Unearned	Shares,
	Number	Number	Plan Awards:					Value	Shares,	Units or
	of	of	Number of			Number of		of Shares	Units or	Other
	Securities	Securities	Securities			Shares or		or Units	Other	Rights
	Underlying	Underlying	Underlying			Units of		of Stock	Rights	That
	Unexercised	Unexercised	Unexercised	Option	Option	Stock Held		Held that	That Have	Have
	Options–	Options–	Unearned	Exercise	Expiration	That Have		Have Not	Not Yet	Not Yet
Name	Exercisable	Unexercisable	Options	Price	Date	Not Vested		Yet Vested(2)	Vested	Vested

Richard D. Fain	150,000	—	—	$48.00	2/4/10	—		—	—	—
Chairman and Chief	300,000	—	—	$9.90	10/12/11	—		—	—	—
Executive Officer	23,566	—	—	$40.06	3/17/14	—		—	—	—
	10,955	3,651	—	$47.93	2/10/15	—		—	—	—
	14,135	14,134	—	$44.41	2/6/16	—		—	—	—
	13,062	39,185	—	$45.30	2/1/17	—		—	—	—
	—	81,587	—	$38.31	2/11/18	—		—	—	—
	—	—	—	—	—	337,881	(3)	$4,645,864	—	—
Brian J. Rice	25,000	—	—	$48.00	2/4/10	—		—	—	—
Executive Vice	3,125	—	—	$28.78	3/3/10	—		—	—	—
President and Chief	11,783	—	—	$40.06	3/17/14	—		—	—	—
Financial Officer	5,478	1,825	—	$47.93	2/10/15	—		—	—	—
	4,418	4,416	—	$44.41	2/6/16	—		—	—	—
	3,325	9,974	—	$45.30	2/1/17	—		—	—	—
	—	22,593	—	$38.31	2/11/18	—		—	—	—
	—	—	—	—	—	33,077		$454,809	—	—
Adam M. Goldstein	35,000	—	—	$35.09	2/5/09	—		—	—	—
President and Chief Executive	25,000	—	—	$48.00	2/4/10	—		—	—	—
Officer, Royal Caribbean	20,000	—	—	$19.65	11/5/12	—		—	—	—
International	7,855	—	—	$40.06	3/17/14	—		—	—	—
	3,652	1,217	—	$47.93	2/10/15	—		—	—	—
	5,301	5,300	—	$44.41	2/6/16	—		—	—	—
	4,750	14,249	—	$45.30	2/1/17	—		—	—	—
	—	31,380	—	$38.31	2/11/18	—		—	—	—
	—	—	—	—	—	45,282		622,628	—	—
Daniel J. Hanrahan	17,500	—	—	$41.63	5/21/09	—		—	—	—
President and Chief Executive	20,000	—	—	$48.00	2/4/10	—		—	—	—
Officer, Celebrity Cruises and	2,000	—	—	$28.78	3/3/10	—		—	—	—
Azamara Cruises	10,801	—	—	$40.06	3/17/14	—		—	—	—
	5,021	1,673	—	$47.93	2/10/15	—		—	—	—
	4,418	4,416	—	$44.41	2/6/16	—		—	—	—
	3,563	10,686	—	$45.30	2/1/17	—		—	—	—
	—	23,848	—	$38.31	2/11/18	—		—	—	—
	—	—	—	—	—	34,026		$467,858	—	—
Harri U. Kulovaara	30,000	—	—	$48.00	2/4/10	—		—	—	—
Executive Vice	3,650	—	—	$28.78	3/3/10	—		—	—	—
President, Maritime	10,000	—	—	$19.65	11/5/12	—		—	—	—
	9,819	—	—	$40.06	3/17/14	—		—	—	—
	4,565	1,521	—	$47.93	2/10/15	—		—	—	—
	3,070	7,531	—	$44.41	2/6/16	—		—	—	—
	3,800	11,399	—	$45.30	2/1/17	—		—	—	—
	—	22,593	—	$38.31	2/11/18	—		—	—	—
	—	—	—	—	—	11,525		$158,469	—	—

(1)	Option and Stock Awards vest in predetermined amounts with a full vesting occurring three to five years from the date of grant.

(2)	The market value of unvested stock holdings is calculated as of December 31, 2008, as the number of unvested shares outstanding multiplied by the year end closing stock price of $13.75.

(3)	This includes shares that have yet to be issued to a trust for Mr. Fain’s benefit (or to him) as described on page 33.

Option Exercises and Stock Vested

	Option Exercises and Stock Vested in 2008
	Option Awards		Stock Awards
	Number of Shares Acquired	Value Realized	Number of Shares Acquired		Value Realized
Name	on Exercise	on Exercise	on Vesting		on Vesting

Richard D. Fain	—	—	68,794	(1)	$1,982,470
Chairman and Chief Executive Officer
Brian J. Rice	—	—	10,357		$370,306
Executive Vice President and Chief Financial Officer
Adam M. Goldstein	20,000	$195,886	14,364		$515,508
President and Chief Executive Officer, Royal Caribbean International
Daniel J. Hanrahan	—	—	9,679		$350,815
President and Chief Executive Officer, Celebrity Cruises and Azamara Cruises
Harri U. Kulovaara	—	—	4,941		$174,620
Executive Vice President, Maritime

(1)	This includes shares that were issued in 2008 to a trust for Mr. Fain’s benefit described on page 33.

Nonqualified Deferred Compensation and Defined Contribution Retirement Plans

For information regarding the nonqualified deferred compensation and defined contribution retirement plans in which the Named Executive Officers participated in 2008, please see below.

	2008 Nonqualified Deferred Compensation and Defined Contribution Retirement Plans
			Registrant		Aggregate
		Executive	Contributions		Earnings
		Contribution	in Last		in Last	Aggregate	Aggregate
		in Last	Fiscal		Fiscal	Withdrawals /	Balance at
Name	Plan Name	Fiscal Year	Year(1)		Year	Distributions	Last FYE

Richard D. Fain	Royal Caribbean Cruises Ltd. Et Al.
Chairman and Chief	Retirement Plan	—	$27,600		$(272,590)	—	$642,487
Executive Officer
	Royal Caribbean Cruises Ltd.
	Supplemental Executive Retirement Plan	—	$18,382		$(92,404)	—	$217,794
	Trust Agreement (2)	—	$906,429	(3)	$(21,734,214)	—	$13,675,925

Brian J. Rice	Royal Caribbean Cruises Ltd. Et Al.
Executive Vice President and	Retirement Plan	—	$27,600		$(88,816)	—	$209,336
Chief Financial Officer
	Royal Caribbean Cruises Ltd.
	Supplemental Executive Retirement Plan	—	$18,382		$(42,064)	—	$99,145

	Royal Caribbean Cruises Ltd. Et Al. Non-Qualified Deferred Compensation Plan	—	—		$(122,582)	—	$283,758

Adam M. Goldstein	Royal Caribbean Cruises Ltd. Et Al.
President and Chief Executive Officer,	Retirement Plan	—	$27,600		$(185,331)	—	$436,820
Royal Caribbean International
	Royal Caribbean Cruises Ltd.
	Supplemental Executive Retirement Plan	—	$18,382		$(71,502)	—	$168,528

Daniel J. Hanrahan	Royal Caribbean Cruises Ltd. Et Al.
President and Chief Executive Officer,	Retirement Plan	—	$26,450		$(62,737)	—	$147,869
Celebrity Cruises and Azamara Cruises
	Royal Caribbean Cruises Ltd.
	Supplemental Executive Retirement Plan	—	$17,616		$(39,254)	—	$92,521

	Royal Caribbean Cruises Ltd. Et Al. Non-Qualified Deferred Compensation Plan	—	—		$(32,468)	—	$60,974

Harri U. Kulovaara	Royal Caribbean Cruises Ltd. Et Al.
Executive Vice President, Maritime	Retirement Plan	—	$27,600		$(106,490)	—	$250,995

	Royal Caribbean Cruises Ltd.
	Supplemental Executive Retirement Plan	—	$18,382		$(66,324)	—	$156,323

	Royal Caribbean Cruises Ltd. Et Al.
	Non-Qualified Deferred Compensation Plan	—	—		$(82,005)	—	$114,762

(1)	These amounts (other than the amount shown for Mr. Fain under “Trust Agreement”) are also reported in the column titled “All Other Compensation” in the “2008 Summary Compensation Table” and in the column titled “Company Contributions to Qualified and Nonqualified Defined Contribution and Deferred Compensation Plans” in the “2008 All Other Compensation” table.

(2)	The amounts in this row relate to stock issued to a trust for Mr. Fain’s benefit as described on page 33.

(3)	The amount shown represents the value of the shares issued to the trust in 2008 based on the quarter-end closing price of the Company’s stock for each quarterly contribution. The accounting expense related to the shares issued to the trust in 2008 appears in the “Stock Award” column of the “2008 Summary Compensation Table.”

Royal Caribbean Cruises Ltd.  Et Al. Retirement Plan.  Prior to January 1, 2009, this plan (the “Retirement Plan”) was a tax-qualified non-contributory defined contribution pension plan. The Company made annual contributions of 8% to 12% of the employee’s annual base salary based on years of service and IRS limitations. Employees who completed 1,000 hours of service, and were employed on the last day of the plan year or retired, became disabled, or died during the plan year were eligible to receive a contribution. Effective January 1, 2009, the Retirement Plan was converted to a profit-sharing plan. Under this plan, eligible employees may receive a profit-sharing contribution subject to IRS limitations. The percentage range of employer contributions is 3% to 10% of annual base salary based on years of service and hire date.

Royal Caribbean Cruises Ltd. Supplemental Executive Retirement Plan.  This plan (the “SERP”) is a nonqualified (unfunded), non-contributory plan established for a select group of executives or highly compensated employees who were subject to Internal Revenue Code limitations on the benefits they are able to accrue under the Retirement Plan. This “Top Hat” plan provides the participants with the benefits lost under the Retirement Plan up to the maximum compensation benefit defined in the SERP. The participant is credited with the same contribution percent and vesting service as under the Retirement Plan. Effective January 1, 2009, the SERP was amended to eliminate the maximum compensation benefit, require that payment of amounts under the Plan attributable to services performed on and after January 1, 2009, be made directly to the participant when the participant vests in those amounts; and provide that payment of all amounts accrued under the Plan prior to January 1, 2009, be made on or before December 31, 2017.

Royal Caribbean Cruises Ltd. Nonqualified Deferred Compensation Plan.  This plan is a nonqualified voluntary deferred compensation plan that allows for a select group of executives or highly compensated employees to defer up to 20% of their annual base salary. Additionally, the participants have the option to defer a portion of their annual EIP award provided the deferral is made in advance in accordance with IRS requirements. If the Company is insolvent, the assets in this plan shall be held for the benefit of the Company’s general creditors. Effective January 1, 2009, the plan was amended to prohibit new participants in the plan and to provide that payment of all amounts deferred under the plan prior to January 1, 2009 be made to the participant on or before December 31, 2017.

Trust Agreement for Mr. Richard D. Fain.  The Company is a party to an amended and restated trust agreement dated September 21, 2007 (the “Trust Agreement”), with Northern Trust N.A., as Trustee, which established a trust in favor of Mr. Fain. Under Mr. Fain’s employment agreement, the Company had agreed to make quarterly contributions to the trust, in the amount of 10,086 shares of Company stock per quarter, until the earlier of the termination of Mr. Fain’s employment or June 2014. If Mr. Fain ceased to be employed by the Company for any reason, he (or his beneficiaries) would have been entitled to receive a distribution of the Trust assets. If the Company became insolvent, the Trustee was to hold the Trust assets instead for the benefit of the Company’s general creditors. All shares held in the trust were deemed fully vested deferred shares at the time of contribution. Following recent changes in U.S. tax laws affecting nonqualified deferred compensation plans for certain companies, including the Company, Mr. Fain’s employment agreement was amended as of January 1, 2009, to provide that all future quarterly distributions of shares of Company stock which were previously required to be paid into the trust for Mr. Fain’s benefit be paid directly to Mr. Fain. The Trust Agreement was also amended to provide for the Trustee to distribute the assets in the trust as of January 12, 2009 to Mr. Fain.

Payments upon Termination of Employment

The following table represents payments and benefits to which the NEOs would be entitled upon termination of their employment in accordance with their employment agreement. Termination of employment is assumed to occur, for purposes of this table, on December 31, 2008. The table does not include amounts the NEO would be entitled to, without regard to the circumstances of termination, such as vested equity awards or accrued retirement benefits (if retirement eligible) and deferred compensation. Please see the “Equity Awards Outstanding at 2008 Fiscal Year End” and “2008 Nonqualified Deferred Compensation and Defined Contribution Retirement Plans” tables for these amounts.

In many cases, the NEO’s entitlements upon termination of employment are governed by their employment agreement with the Company. These arrangements are described on page 29 under “Additional Information.”

In the table below, amounts shown as “Settlement of Outstanding LTIP Equity Awards (NQ Stock Options)” represent the intrinsic value (market value less exercise price) of unvested stock options to which the NEO would be entitled to in the applicable scenario, and amounts shown as “Settlement of Outstanding LTIP Equity Awards (Restricted Shares)” represent the value of unvested shares underlying such awards, based in each case on the 2008 year end closing stock price of $13.75.

	2008 Payments Upon Termination of Employment
		Termination Type
				Termination
				without
				Cause or	Involuntary	“Change
		Voluntary	Death or	for Good	Termination	of Control
Name	Benefit	Quit	Disability	Reason	for Cause	Termination”		Retirement(1)

Richard D. Fain	Severance Payment	—	$2,000,000	$2,000,000	—	$2,000,000		—
Chairman and Chief	Settlement of Outstanding Annual Bonus Award	—	$3,500,000	$3,500,000	—	$3,500,000		—
Executive Officer	Settlement of Outstanding LTIP Equity Awards (Stock Options)	—	—	—	—	—		—
	Settlement of Outstanding LTIP Equity Awards (Restricted Shares)	—	$1,594,849	—	—	$1,594,849	(2)	—
	Medical and Dental Benefits Continuation	—	—	$18,298	—	$18,298		—
	Outplacement Services	—	—	$9,500	—	$9,500		—
	Total	$0	$7,094,849	$5,527,798	$0	$7,122,647		$0
Brian J. Rice	Severance Payment	—	$1,150,000	$1,150,000	—	$1,150,000		—
Executive Vice President	Settlement of Outstanding Annual Bonus Award	—	$977,500	$977,500	—	$977,500		—
and Chief Financial	Settlement of Outstanding LTIP Equity			—	—	—		—
Officer	Awards (Stock Options)	—	—	—	—	—		—
	Settlement of Outstanding LTIP Equity Awards (Restricted Shares)	—	$454,809	—	—	$454,809	(2)	—
	Medical and Dental Benefits Continuation	—	—	$13,991	—	$13,991		—
	Outplacement Services	—	—	$9,500	—	$9,500		—
	Total	$0	$2,582,309	$2,150,991	$0	$2,605,800		$0
Adam M. Goldstein	Severance Payment	—	$1,400,000	$1,400,000	—	$1,400,000		—
President and Chief	Settlement of Outstanding Annual Bonus Award	—	$1,610,000	$1,610,000	—	$1,610,000		—
Executive Officer	Settlement of Outstanding LTIP Equity
Royal Caribbean,	Awards (Stock Options)	—	—	—	—	—		—
International	Settlement of Outstanding LTIP Equity Awards (Restricted Shares)	—	$622,628	—	—	$622,628	(2)	—
	Medical and Dental Benefits Continuation	—	—	$18,298	—	$18,298		—
	Outplacement Services	—	—	$9,500	—	$9,500		—
	Total	$0	$3,632,628	$3,037,798	$0	$3,660,426		$0
Daniel J. Hanrahan	Severance Payment	—	$1,200,000	$1,200,000	—	$1,200,000		—
President and Chief	Settlement of Outstanding Annual Bonus Award	—	$1,320,000	$1,320,000	—	$1,320,000		—
Executive Officer	Settlement of Outstanding LTIP Equity
Celebrity Cruises,	Awards (Stock Options)	—	—	—	—	—		—
and Azamara Cruises	Settlement of Outstanding LTIP Equity Awards (Restricted Shares)	—	$467,858	—	—	$467,858	(2)	—
	Medical and Dental Benefits Continuation	—	—	$18,298	—	$18,298		—
	Outplacement Services	—	—	$9,500	—	$9,500		—
	Total	$0	$2,987,858	$2,547,798	$0	$3,015,656		$0
Harri U. Kulovaara	Severance Payment	—	$940,000	$940,000	—	$940,000		—
Executive Vice President,	Settlement of Outstanding Annual Bonus Award	—	$564,000	$564,000	—	$564,000		—
Maritime	Settlement of Outstanding LTIP Equity Awards (Stock Options)	—	—	—	—	—		—
	Settlement of Outstanding LTIP Equity Awards (Restricted Shares)	—	$158,469	—	—	$158,469	(2)	—
	Medical and Dental Benefits Continuation	—	—	$13,419	—	$13,419		—
	Outplacement Services	—	—	$9,500	—	$9,500		—
	Total	$0	$1,662,469	$1,526,919	$0	$1,685,388		$0

(1)	For retirement benefits of NEOs, please see the “2008 Nonqualified Deferred Compensation and Defined Contribution Retirement Plans” table.

(2)	The NEO would receive these amounts only if the Compensation Committee were to exercise its discretion to accelerate awards upon a change of control of the Company.

SHAREHOLDER PROPOSAL

Robert L. Kurte and Harold Kurte, 2701 Edgewater Court, Weston, Florida 33332-3403, shareholders of 1,000 shares of Royal Caribbean common stock, have advised us that they intend to present a proposal at this year’s annual meeting. In accordance with applicable proxy regulations, the proposal, for which the Board and the Company accept no responsibility, is set forth below.

“ ‘Hereby Be It Resolved’

Royal Caribbean Cruises Ltd. in compliance with applicable law, take the steps necessary to reorganize the Board of Directors into one class subject to election each year. The adoption of this proposal will not affect the unexpired terms of directors elected to the Board at or prior to the upcoming annual meeting.

Supporting Statement

According to the 2008 Spencer Stuart Board Index, 66% of Boards now have a one year term versus 40% in 2002.

CalPERS, Riskmetrics, TIAA/CREF each make the case against staggered boards in their Corporate Governance Guidelines.

A staggered board has been found to be one of six entrenching mechanisms that are negatively correlated with company performance.

Since accountability of the Board of Directors to the Company’s shareowners is of paramount importance; We urge you to join us in voting to declassify the election of Directors.”

* * *

Board of Directors’ Response

The Board opposes the shareholder proposal to declassify the Board. Contrary to what the proponent maintains, the Board believes that a classified board serves the best interests of the Company and its shareholders, especially during this period of market instability. In particular, a classified board reduces the Company’s vulnerability to unfriendly or unsolicited takeover offers by giving the Board the time and leverage necessary to evaluate the adequacy and fairness of any such offers. It allows the Board to consider alternative proposals and negotiate the best result for all shareholders. A classified board does not prevent unsolicited takeover attempts, but it empowers the incumbent Board to negotiate terms to maximize the value of the transaction to all shareholders.

In addition, a classified board assures continuity and stability by reducing the possibility of frequent and disruptive changes in Board composition. A classified board provides directors with sufficient opportunity to build on their prior experience on the Board and their greater familiarity with the Company for more effective and longer-term strategic planning. A Board with such experience is better positioned to make decisions that are in the best interests of the Company and its shareholders. If the entire Board was elected annually, it could be composed of directors who were unfamiliar with the Company and its business strategies. This could negatively affect the Board’s effectiveness and compromise the Company’s long-term strategies.

Finally, a classified board helps the Company attract and retain well-qualified Board members willing to commit the appropriate time and attention to understand the Company.

In accordance with the Company’s Articles of Incorporation, approval of the shareholder proposal would require the affirmative vote of not less than two-thirds of all outstanding shares of the Company entitled to vote.

THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “AGAINST”
THE SHAREHOLDER PROPOSAL

PROPOSALS OF SHAREHOLDERS FOR NEXT YEAR

Proposals of shareholders intended to be considered for inclusion in our proxy statement for the Company’s next annual meeting of shareholders must be received by the Corporate Secretary of the Company no later than December   , 2009 at the Company’s executive offices: 1050 Caribbean Way, Miami, Florida 33132. Such proposals will need to comply with SEC regulations regarding the inclusion of shareholder proposals in company sponsored proxy statements. Any proposals for consideration at the Company’s next annual meeting of shareholders, but not included in the Company’s proxy statement, must be received by the Corporate Secretary of the Company no later than January   , 2010.

SOLICITATION OF PROXIES

This proxy statement is furnished in connection with the solicitation of proxies by the Company on behalf of the Board. We will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, we expect that a number of our employees will solicit shareholders for the same type of proxy, personally and by telephone or other electronic means. None of these employees will receive any additional or special compensation for assisting us in soliciting proxies. Georgeson Inc. has been retained to assist in soliciting proxies at a fee of $9,000, plus distribution costs and other expenses. We will, on request, reimburse banks, brokerage firms and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners of our common stock and obtaining their voting instructions.

IMPORTANT NOTICE REGARDING DELIVERY OF SECURITY HOLDER DOCUMENTS

Under the SEC rules, delivery of one proxy statement and annual report to two or more investors sharing the same mailing address is permitted, under certain conditions. This procedure, called “householding”, applies to you if all of the following criteria are met:

(1) You have the same address as other security holders registered on our books;

(2) You have the same last name as the other security holders; and

(3) Your address is a residential address or post office box.

If you meet this criteria, you are eligible for householding and the following terms apply. If you are not eligible, please disregard this notice.

For Registered Shareholders

Only one proxy statement and annual report will be delivered to the shared mailing address. You will, however, still receive separate mailings of important and personal information, as well as a separate proxy card.

What do I need to do to receive just one set of annual disclosure materials?

You do not have to do anything. Unless Broadridge is notified otherwise within 60 days of the mailing of this notice, your consent is implied and only one set of materials will be sent to your household. This consent is considered perpetual, which means you will continue to receive a single proxy statement/annual report in the future unless you notify us otherwise.

What if I want to receive multiple sets of materials?

If you would like to receive multiple sets of materials, call or write Broadridge at 800-542-1061 or 51 Mercedes Way, Edgewood, NY 11717. A separate set of materials will be sent to you promptly.

What if I consent to have one set of materials mailed now, but change my mind later?

Call or write Broadridge to turn off the householding instructions for yourself. You will then be sent a separate proxy statement and annual report within 30 days of receipt of your instruction.

The reason I receive multiple sets of materials is because some of the stock belongs to my children. What happens when they move out and no longer live in my household?

When there is an address change for one of the members of the household, materials will be sent directly to the shareholder at his or her new address.

ANNUAL REPORT ON FORM 10-K

WE WILL PROVIDE WITHOUT CHARGE TO EACH PERSON SOLICITED BY THIS PROXY STATEMENT, UPON THE WRITTEN REQUEST OF SUCH PERSON, A COPY OF OUR ANNUAL REPORT ON FORM 10-K, AS FILED WITH THE SEC FOR OUR MOST RECENT FISCAL YEAR. SUCH WRITTEN REQUESTS SHOULD BE DIRECTED TO “INVESTOR RELATIONS”, ROYAL CARIBBEAN CRUISES LTD., 1050 CARIBBEAN WAY, MIAMI, FLORIDA 33132.

0 0 All All Except For Withhold            For All 0 To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. VOTE BY PHONE — 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
ROYAL CARIBBEAN CRUISES LTD. Date Signature (Joint Owners) Date Signature [PLEASE SIGN WITHIN BOX] (NOTE: Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name, by authorized officer. If a partnership, please sign in partnership name by authorized person.) POSTAGE IS REQUIRED IF RETURNED IN THE ACCOMPANYING            ENVELOPE AND MAILED IN THE UNITED STATES.
PLEASE FILL IN, DATE, SIGN AND RETURN THIS PROXY IN THE ACCOMPANYING ENVELOPE. NO THE SHARES COVERED BY THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATIONS ARE MADE, THE PROXY WILL BE VOTED “FOR” PROPOSALS 1 THROUGH 3 AND “AGAINST” THE SHAREHOLDER PROPOSAL.
4. The Shareholder Proposal set forth in the accompanying proxy statement. 0 0 0 The Board of Directors unanimously recommends a vote “AGAINST” the shareholder proposal. Ratification of appointment of PricewaterhouseCoopers LLP as the Company’s independent registered certified public accounting firm for 2009. 3. To give the Board of Directors discretion to delist the Company’s common stock from the Oslo Stock Exchange. 2. 0 0 0 0 0 0 Abstain Against For For the election of 01) Morten Arntzen, 02) Bernard W. Aronson, and 03) Richard D. Fain.
Election of Class I Directors Nominees: 1. ROYAL CARIBBEAN CRUISES LTD. The Board of Directors unanimously recommends a vote
“FOR” Items 1, 2 and 3. THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY KEEP THIS PORTION FOR YOUR RECORDS TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: VOTE BY INTERNET — www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

(Continued and to be signed on reverse side) The undersigned hereby appoints Richard D. Fain and Brian J. Rice, and each of them, as the undersigned’s attorneys and agents to vote as Proxy for the undersigned, as herein stated, at the annual meeting of shareholders of Royal Caribbean Cruises Ltd. to be held at the Hyatt Regency, 400 S.E. 2nd Avenue, Miami, Florida on Wednesday, May 27, 2009 at 9:00 A.M., local time, and at any adjournment or postponement thereof, according to the number of votes the undersigned would be entitled to vote if personally present, on the proposals set forth on the reverse side and in accordance with their discretion on any other matters that may properly come before the meeting or any adjournments or postponements thereof. The undersigned hereby acknowledges receipt of the Notice and Proxy Statement, dated April _, 2009, and Annual Report to Shareholders for 2008. ROYAL CARIBBEAN CRUISES LTD. PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 27, 2009 M11637 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice of Annual Meeting, Proxy Statement, Annual Report and all other proxy materials are available at www.proxyvote.com.